Recording Requested By: And When Recorded Return to: CITY CLERK CITY OF SANTA PAULA 970 Ventura Street P.O. Box 569 Santa Paula, CA 93060	 EXEMPT FROM RECORDER'S FEES Pursuant to Government Code § 6103

PRE-ANNEXATION

AND

DEVELOPMENT AGREEMENT

BY
AND
BETWEEN

CITY OF SANTA PAULA
A CALIFORNIA MUNICIPAL CORPORATION
("CITY)"

AND

LIMONEIRA COMPANY

("DEVELOPER")

March 3, 2008

TABLE OF CONTENTS

PRE-ANNEXATION
AND DEVELOPMENT AGREEMENT

This PRE-ANNEXATION AND DEVELOPMENT AGREEMENT (the "Agreement"), by and between the CITY OF SANTA PAULA, a municipal corporation ("City"), and LIMONEIRA COMPANY, a Delaware corporation, ("Developer"), is made and entered into as of March 3, 2008. (City and Developer are from time to time hereinafter referred to in this document, as appropriate, each individually as a "party" and collectively as the "parties.")

RECITALS

A. The real property which is the subject of this Agreement consists of approximately 498 acres of the approximately 501-acre area commonly referred to as "East Area 1," in unincorporated Ventura County immediately east of the City's boundaries, generally located north of Main Street and Southern Pacific Railroad, between Haun Creek to the east and Santa Paula Creek to the west, exclusive of approximately 3 acres within East Area 1 commonly known as "the Packinghouse" (the "Project Site"). East Area 1 and the Project Site are depicted on attached Exhibit A-1, and the Project Site is more specifically described in attached Exhibit A-2. As of the "Vesting Date" (as defined below), Developer holds the legal fee interest in approximately 435 acres of the Project Site and an equitable interest in the remaining approximately 63 acres of the Project Site.

B. Although the Project Site is outside City's sphere of influence and jurisdictional boundaries, City's 1998 General Plan ("General Plan") shows that the Project Site is located within the East Area 1 Expansion Area and identified for urban development. The General Plan requires that City approve a Specific Plan for each Expansion Area before such areas can be annexed.

C. On February 26, 2008, City adopted Resolution No. 6461 placing a General Plan Amendment on the ballot for the June 3, 2008 election (the "GPA") in accordance with California Government Code §§ 65350 *et seq.*, Section III(F) of the Land Use Element to the General Plan (the "Save Open-space and Agricultural Resources Santa Paula City Urban

Restriction Boundary Initiative" or "SOAR"), and Section III(G) of the Land Use Element to the General Plan (aka the "81-Acre Initiative" or the "Citizens Advocating Responsible Expansion Initiative"). SOAR and Measure L6 require voter approval for the GPA because (1) the GPA proposes to amend General Plan Figure LU-4a by changing the City Urban Restriction Boundary ("CURB") to incorporate East Area 1; and (2) the GPA proposes to increase the density and land use intensity set forth in General Plan Figure LU-5 and Table LU-7 as they affect East Area 1 and, more specifically, the Project Site.

D. By Ordinance No. 1190, adopted on March 3, 2008, City also approved the East Area 1 Specific Plan SP-3 in accordance with California Government Code §§ 65450 *et seq.* (the "Specific Plan"). The Specific Plan will constitute prezoning for the Project Site upon annexation pursuant to Government Code § 65859 if the GPA is approved by a majority of voters.

E. Before approving the GPA and Specific Plan, the City Council reviewed and considered the environmental impacts of developing the Project Site as proposed in the Specific Plan, and certain alternatives, as described in the East Area 1 Final Environmental Impact Report (SCH#2006071134) (the "EAO FEIR"). Thereafter, the City Council certified the EAO FEIR by Resolution No. 6458, adopted February 26, 2008 in accordance with the California Environmental Quality Act ("CEQA"), California Public Resources Code §§ 21000 *et seq.*

F. The GPA and Specific Plan will allow, subject to voter approval and annexation of the Project Site, the Developer to develop a mixed-use community of up to 1,600 total residential units and an estimated 810,800 square feet of office, retail, light industrial and civic facilities.

G. To further the legislative purposes set forth in California Government Code §§ 65864, *et seq.*, and to ensure the successful annexation of the Project Site and implementation of the Project Approvals (defined below), City and Developer desire to enter into this Agreement. On February 26, 2008, the Planning Commission of City commenced a duly noticed public hearing on this Agreement and at the conclusion of the hearing recommended approval of this Agreement. On February 26, 2008, the City Council commenced a duly noticed public hearing on this Agreement and on March 3, 2008, adopted Ordinance No. 1191 finding this Agreement to be consistent with the City's General Plan, if the GPA is approved by a majority of voters, and approving this Agreement (the "Enabling Ordinance").

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, City and Developer hereby agree as follows:

AGREEMENT

ARTICLE 1
VESTING DATE AND TERM

1.1 In General. The term of this Agreement begins upon the later to occur of (i) the execution of this Agreement by City and Developer; or (ii) the thirtieth (30th) day after the City Council adopts a resolution which (a) certifies the June 3, 2008 election and (b) finds that a majority of voters approved the GPA (the "Vesting Date"). City, by and through its Mayor, must execute this Agreement not later than seven (7) business days after the City Council adopts a resolution certifying the June 3, 2008 election as contemplated by this Section (the "Execution Date"). Not later than ten (10) business days after the Execution Date, the City Clerk must cause this Agreement to be recorded in the Official Records of Ventura County.

1.2 Satisfaction of Conditions Precedent. Notwithstanding anything to the contrary contained in Section 1.1 above, this Agreement does not become binding upon any portion of the Project Site, or be deemed to be operative or effective with respect thereto, until such time as (i) the voters approve the GPA; (ii) Developer purchases the approximately 63.72 acres of land owned by the Alice C. Newsom Family ("Landowners"), on which Santa Paula Creek Sports Park, a portion of Central Park, the College Site, the High School Site, the Joint Civic Facility and the Public Safety Facility are to be located, as and when required pursuant to that certain Purchase and Sale Agreement between Land Owners and Developer, dated February 8, 2008; and (iii) such portion of the Project Site is annexed to the City. Upon the satisfaction of all conditions with respect to any portion of the Project Site, this Agreement will automatically become "operative" (as defined in California Government Code § 65865) and "effective" (as contemplated by the court in *National Parks & Conservation Association v. County of Riverside*, 42 Cal.App.4th 1505 (1996)) with respect to, and will bind the use of, such portion of the Project Site. The date upon which this Agreement becomes so operative and effective with respect to

any portion of the Project Site is referred to as the "Effective Date" of this Agreement with respect to such portion. As of the Effective Date as to any portion of the Project Site, the terms and provisions of this Agreement will relate back to the Vesting Date with respect to such portion.

1.3 Covenants Running with the Land. As of the Effective Date for any portion of the Project Site, the terms and provisions of this Agreement are enforceable by the parties as equitable servitudes affecting such portion of the Project Site, constituting covenants running with such portion pursuant to California law including, without limitation, Civil Code § 1468. Each covenant herein to act or refrain from acting is for the benefit of or a burden upon such portion of the Project Site, run with such portion, and be binding upon Developer and the successors and assigns of Developer during their respective ownerships of such portion of the Project Site.

1.4 Relationship to Other Parties. Nothing in this Agreement is intended nor will it be deemed or determined to affect in any way the holder of any equitable or legal interest in any portion of the Project Site until such time as this Agreement becomes effective and operative with respect to such portion.

1.5 Term. The term of this Agreement commences on the Effective Date and continues for a period of twenty five (25) years, said term to be extended for an additional five (5) years at Developer's sole option (the "Term"). In the event of litigation challenging this Agreement, the Project Approvals, or the Election, the Term is automatically suspended for the duration of such litigation and resumes upon final disposition of such challenge and any appeal thereof upholding the validity of this Agreement. In the event that a referendum petition concerning this Agreement or any of the Project Approvals is duly filed in such a manner that the ordinance approving this Agreement is suspended, then the Term is deemed to commence upon City Council certification of the results of the referendum election approving this Agreement. If this Agreement has not become "operative" and "effective" (as defined above) with respect to any portion of the Project Site within fifteen (15) years of the Vesting Date, then this Agreement automatically becomes null and void with respect to such portion. If a certificate of occupancy for the first residential unit has not been issued within ten (10) years after this Agreement has become "operative" and "effective" (as defined above), then either party has the right to

request the other party renegotiate the terms of this Agreement or, if the parties cannot agree upon renegotiated terms, to terminate this Agreement.

ARTICLE 2
DESCRIPTION OF THE PROJECT

2.1 In General. As used herein, the term "Project" means the development of the Project Site as described in the "Project Approvals" (defined in Section 2.2 below). Not in limitation of the foregoing, the Project includes up to 1,500 total residential units and an estimated 810,800 square feet of office, retail, light industrial and civic facilities (including the square footage for the assisted living units) (the "Project"), together with schools, park sites and open space, and certain associated on-site or off-site public or quasi-public facilities or infrastructure as generally described in the Specific Plan (as defined more fully in Article 3 below, "Public Benefits").

2.2 Project Approvals. "Project Approvals" means (i) those provisions of the General Plan relative to or affecting the Project Site, as the General Plan existed on the Vesting Date, and as it may be amended from time to time, in a manner consistent with the terms and provisions of this Agreement, (ii) those provisions of the Specific Plan that relate to or affect the Project Site, as the Specific Plan existed on the Vesting Date, and as it may be amended from time to time, in a manner consistent with the terms and provisions of this Agreement; and (iii) the EAO FEIR.

2.3 Subsequent Approvals. "Subsequent Approvals" means those permits, approvals and other actions (other than the Project Approvals and amendments thereto) that may be necessary or desirable for the development of the Project including, without limitation: (i) subdivision maps and related or similar approvals issued under the California Subdivision Map Act; (ii) development permits; (iii) architectural review and design review approvals (as described in the Specific Plan); (iv) cancellations of contracts entered into pursuant to the California Land Conservation Act, California Government Code § 51200 *et seq.* (the "Williamson Act"); (v) subdivision improvement agreements; (vi) any other City discretionary approvals or ministerial permits that may be necessary or appropriate for buildout of the Project

and Project Site, including permits that may be necessary or appropriate for the construction of Project Facilities and Infrastructure, defined below; and (vii) any amendments to any of the foregoing that may be necessary or appropriate for the development of the Project. The parties agree that Developer is permitted to apply for one or more tentative subdivision maps, as Developer deems desirable, for the development of the Project, provided that Developer complies with the California Subdivision Map Act and Santa Paula Municipal Code ("SPMC").

2.4 Approvals. Project Approvals, amendments to Project Approvals and Subsequent Approvals are sometimes referred to in this Agreement collectively as "Approvals" and each individually as an "Approval." In the event of any conflict between the terms and conditions of this Agreement and any Approval, the terms and conditions of this Agreement control, to the maximum extent permitted by law.

ARTICLE 3
PUBLIC BENEFITS

The parties acknowledge and agree that Developer's agreement to perform and abide by the covenants and obligations of Developer set forth herein, and summarized in the Public Benefits Benchmarks on attached Exhibit C, is material consideration for City's agreement to perform and abide by the covenants and obligations of City set forth herein, including without limitation the following specific public benefits for this Development Agreement:

3.1 Parks and Open Space. Developer must reserve at least 223 acres within the Project for-open space including, without limitation, approximately 134 acres of preserve and approximately 89 acres of active and passive parks and greenways. The Project's park increase City's overall park acreage by approximately 237%, reducing City's overall shortfall to 24.6 acres.

3.1.1 Community Parks

(a) Santa Paula Creek Sports Park. Before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must offer to dedicate to City, and after Developer completes park improvements described below, City must accept dedication of approximately 35 acres in the Santa Paula Creek Civic District of the Specific Plan which is approximately north of Santa Paula Street and east of Santa Paula

Creek (the "Santa Paula Creek Sports Park"). Developer must improve approximately 23 acres of the Santa Paula Creek Sports Park with active sports facilities identified by City, such as a baseball field, three softball fields/four soccer fields, six tennis courts, six basketball courts, a track and football field, and parking. The Santa Paula Creek Sports Park may be shared with the "High School" (defined below) and the "College" (defined below). Developer must improve the remainder of Santa Paula Creek Sports Park with passive facilities such as picnic tables and benches. The improvement plans for the Santa Paula Creek Sports Park will be developed in cooperation with the Developer, City, the "High School District" (defined below), and the "College District" (defined below) (collectively, "Public Entities"), specifically accommodating a future stadium. Developer's costs for improving the Santa Paula Creek Sports Park cannot exceed $5,000,000, though Public Entities may request, and Developer must construct, additional amenities at the Public Entities' cost.

The Santa Paula Creek Sports Park must be publicly maintained either by the City or other public entity designated by the City, subject to a joint use agreement with the High School District and/or the College, which requires the High School District and College to pay City the fair share of maintenance costs associated with the shared facilities after opening of the High School or College, respectively. Until the High School and College are opened, the fair share maintenance costs attributable to the High School and College, respectively, must be privately financed through the Owner's Association and/or a Landscape Maintenance District.

(b) Central Park. Before City issues a final certificate of occupancy for the last residential unit within the Haun Creek Neighborhood of the Specific Plan Developer must offer to dedicate to City or, if not accepted by the City, convey to the Owner's Association, approximately 3.5 acres within the Haun Creek Neighborhood of the Specific Plan for a public park approximately located adjacent to Hallock Drive ("Central Park"). Developer must improve Central Park with an entertainment facility and similar cultural amenities. Central Park improvement plans must be approved by City and not cost Developer more than $1,000.000.00.

3.1.2 Neighborhood Parks.

(a) Santa Paula Creek Neighborhood Park. Within two (2) years after issuance of a final-certificate of occupancy for the first residential unit within the Santa Paula Creek Neighborhood of the Specific Plan, Developer must improve and convey to the Owner's Association approximately 2 acres ("Santa Paula Creek Neighborhood Parks"). This acreage

must be improved by Developer to serve the daily recreation needs of residents within the Santa Paula Creek Neighborhood.

(b) Foothill Neighborhood Park. Within two (2) years after issuance of after issuance of a final certificate of occupancy for the first residential unit within the Foothill Neighborhood of the Specific Plan, Developer must improve and convey to the Owner's Association approximately 4 acres ("Foothill Neighborhood Park and Trailheads").This acreage must be improved by Developer to serve the daily recreation needs of residents within the Foothill Neighborhood and as trailheads.

(c) Haun Creek Neighborhood Park. -Within two (2) years after issuance of a final certificate of occupancy for the first residential unit within the Haun Creek Neighborhood of the Specific Plan, Developer must improve and convey to the Owner's Association approximately 1.5 acres ("Haun Creek Neighborhood Park"). This acreage must be improved by Developer to serve the daily recreation needs of residents within the Haun Creek Neighborhood.

3.1.3 Open Space and Agriculture

(a) Santa Paula Creek Linear Park. Developer must improve as a greenway and convey to the Owner's Association when the applicable final map(s) are recorded that real property between the easterly boundary of the Santa Paula Creek and Santa Paula Creek Drive, from Santa Paula Street to Hallock Drive B, as depicted in the Specific Plan (the "Santa Paula Creek Linear Greenway"). The Santa Paula Creek Linear Park must total approximately 5.5 acres and must include a public trail connection between the Santa Paula Branch Line Trail and the "Agricultural Preserve" (defined below).

(b) Haun Creek Linear Park. Developer must improve as a greenway and convey to the Owner's Association when the applicable final map(s) are recorded a minimum of 70 feet of real property located west of the easterly boundary of the Project Site from the southerly boundary to the northerly boundary of the Project Site (the "Haun Creek Linear Parkway"). The Haun Creek Linear Parkway must total approximately 11.6 acres and must include a public trail connection to the "Agricultural Preserve" (defined below) and the ultimate future extension of the Santa Paula Branch Line Trail.

(c) Detention Basin Soccer Fields. Before City issues a building permit for the Project, Developer must improve the "Southerly Detention Basin" (defined

below), as grass soccer field(s), together with acceptable health facilities (such as portable toilets upon opening and permanent restrooms by the time conveyed to Owner's Association or Landscape Maintenance District) and picnic tables and benches, to the extent compatible with use for detention purposes, and convey it to the Owner's Association before City issues the final certificate of occupancy for any residence within the Project Site, ("Detention Basin Passive Park"). The Detention Basin Passive Park will total approximately 14 acres located generally at the southeast corner of the Project Site. The Detention Basin Passive Park must be maintained by Developer until conveyed to Owner's Association or Landscape Maintenance District, which must maintain the Detention Basin Passive Park thereafter.

(d) Open Space Preserve. Before City issues grading permits, Developer must offer approximately 79 acres for dedication to a public entity or, if not accepted by a public resources entity, convey to the Owner's Association to be preserved as an Open Space Preserve. The Open Space Preserve must be protected from development with an appropriate recorded instrument which prohibits use of the Open Space Preserve for uses other than passive recreational uses or open space. The Open Space Preserve may be subject to an irrevocable offer of dedication to City for a right-of-way for the future "State Route 150 Bypass" (defined below).

(e) On-Site Agricultural Preserve. Before City issues grading permits, Developer must offer approximately 55 acres for dedication to a public resource entity or, if not accepted by a public resources entity, convey to the Owner's Association to be preserved as an Agricultural Preserve. The Agricultural Preserve must be protected from development with an appropriate recorded instrument which prohibits use of the Agriculture Preserve for uses other than preservation and enhancement of agriculture-or open space. Developer may retain the right to commercially cultivate the Agricultural Preserve in perpetuity. The Agricultural Preserve will be subject to a recorded covenant restricting the agricultural techniques so as to be compatible with the future residences. The Agricultural Preserve also will be subject to an irrevocable offer of dedication to-City for a right-of-way for the future "State Route 150 Bypass" (defined below).

(f) Off-Site Agricultural Preserve. Before City issues grading permits, Developer must record an agricultural conservation easement, in a form acceptable to City Attorney, on the approximately 34 acres of land owned by Developer generally located south of

Hwy. 126, between Santa Clara Road to the south, Todd Road to the east, and Ellsworth Barranca to the west, as depicted on Exhibit B hereto, which is incorporated by reference.

3.2 WATER SUPPLY

3.2.1 Water Tanks. To protect public health and safety, Developer agrees (at City's request) to elevate the location of a three-million gallon potable water tank and also construct a second two-million gallon potable water tank. These improvements will provide increased storage and water pressure to existing City users. Such improvements must be constructed and dedicated to City, which will thereafter own and maintain them. The three-million gallon tank must be constructed and dedicated before City issues a certificate of occupancy for the first residential dwelling unit in the Project, and the two-million gallon tank must be constructed and dedicated before City issues a certificate of occupancy for the 1,000th residential swelling unit in the Project.

3.2.2 Dedication Of Water Rights. The City's 2005 Urban Water Management Plan (UWMP) Update uses a demand rates for estimating future water demand of 132 gallons per day (gpd) per capita, whereas the City's 2005 Potable Water Master Plan uses a demand rate of 163 gpd per capita. The Water Supply Assessment (WSA) for the East Area 1 Specific Plan utilizes both the 132 and 163 rates provided in the UWMP and the Potable Water Master Plan and concludes that the annual average water demand for the proposed East Area 1 Specific Plan is between approximately 1,174.4 acre-feet per year (AFY) and 1,359.2 AFY. The SPMC defines a project's "Projected Demand For Water" as "including an allowance of 25% for potential future increases in the quantity of water required." Upon recordation of the first final map, Developer must transfer groundwater production equivalent to the Demand Rates set forth in Table 8 of the Water Supply Assessment for the uses encompassed in the tract map, plus 25%. Developer must perform a water use study and monitoring program called for in the WSA one year after the last certificate of occupancy for said tract map to determine the actual per capita use for residential users within the Project. To the extent that the actual per capita residential use exceeds the 132 gpd rate, then Developer must transfer additional water rights to City, if any, in excess of the 25% buffer. To the extent that the actual per capita residential use is less than the transferred water rights, such excess transferred water rights can be applied to satisfy the water demand of the second tract map. The actual per capita residential use rate for the first tract map, or 163 gpd, whichever is less, will be used to calculate the projected water demand for the uses

in the second final tract map which, together with the 25% buffer, must be transferred to City before recordation of the second final tract map. This procedure must be repeated for every final map through buildout of the Project. The total groundwater rights that Developer may be required to transfer to the City cannot exceed 1,699 AFY (163 gpd per capita residential use, with the 25% buffer). The groundwater rights transferred to City pursuant to this section are subject to Developer's right to use such water for construction and irrigation purposes as set forth in Section 8.6.1 below.

3.3 Traffic Improvements.

3.3.1 Santa Paula Street

(a) Bridge. Before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must construct and dedicate to City and City must accept dedication of, a new bridge extending Santa Paula Street from its current terminus west of the Project boundaries, across Santa Paula Creek, to the new extension of Santa Paula Street through the Project to the new extension of Hallock Drive.

(b) Off-site Improvements. Before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must improve with curbs, sidewalk, gutters and landscaping the City's existing right-of-way on the southerly side of Santa Paula Street from 12th Street to the new Santa Paula Street Bridge.

(c) Drainage. Before City issues a final certificate of occupancy for the 250th residential dwelling unit in the Project, Developer must pay City $500,000 toward City's public works project for improving drainage at Santa Paula Street and 12th Street. City agrees that it will endeavor to complete its drainage improvement project before completion of the Bridge.

3.3.2 Traffic Circulation Infrastructure.

(a) 1st Certificate of Occupancy. Before occupancy of any residences within the Project, Developer must construct sufficient traffic improvements to provide access, as follows:

(i) Telegraph/Hallock. Notwithstanding Mitigation Measure T-2 set forth in the EAO FEIR, which requires Developer to pay its pro rata share of the costs, Developer must install the traffic signal and reconfigure the intersection of Telegraph Road and

Hallock Drive as described in said Mitigation Measure, before City issues a final certificate of occupancy for the 1st residential dwelling unit in the Project.

(b) 500th Certificate of Occupancy. Before dedication of the Santa Paula Creek Sports Park, Developer must provide sufficient access as follows:

(i) SR-126/Hallock. Notwithstanding Mitigation Measure T-1 set forth in the EAO FEIR, which requires Developer to pay its pro rata share of the costs, Developer must widen and reconfigure the intersection of SR-126 and Hallock Drive as described in said Mitigation Measure, before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project.

(ii) 12th/Santa Paula. Notwithstanding Mitigation Measure T-3 set forth in the EAO FEIR, which requires Developer to pay its pro rata share of the costs, Developer must install a traffic signal and reconfigure the intersection of 12th Street and Santa Paula Street as described in said Mitigation Measure, before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project.

(iii) SR-150/10th/Santa Paula. Notwithstanding Mitigation Measure T-7 set forth in the EAO FEIR, which requires Developer to pay its pro rata share of the costs, Developer must reconfigure and widen the intersection of Ojai Road (SR-150)/10th Street and Santa Paula Street as described in said Mitigation Measure, before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project.

(c) Last Certificate of Occupancy. Before completion of the Project, Developer must provide sufficient access as follows:

(i) 8th/Santa Paula. Notwithstanding Mitigation Measure T-9 set forth in the EAO FEIR, which requires Developer to pay all costs, Developer must widen and reconfigure the intersection of 8th Street and Santa Paula Street as described in said Mitigation Measure, before City issues a final certificate of occupancy for the 1,000th residential dwelling unit in the Project.

(ii) Palm/Santa Paula. Notwithstanding Mitigation Measure T-10 set forth in the EAO FEIR, which requires Developer to pay all costs, Developer must reconfigure the intersection of Palm Avenue and Santa Paula Street as described in said

Mitigation Measure, before City issues a final certificate of occupancy for the 1,000th residential dwelling unit in the Project.

(iii) Steckel/Santa Paula. Notwithstanding Mitigation Measure T-11, which requires Developer to pay all costs, Developer must reconfigure the intersection of Steckel Drive and Santa Paula Street as described in said Mitigation Measure, before City issues a certificate of occupancy for the 1,000th residential dwelling unit in the Project.

(d) Reimbursement. Developer is entitled to reimbursement for the portion of the costs of the traffic improvements set forth in this section above to the extent that they exceed the Project's pro rata share, as set forth below.

(e) City Assistance. City must cooperate with Developer and exercise its powers to implement the traffic and circulation mitigation measures set forth above and in the EAO FEIR.

3.3.3 Future SR 150 Bypass

(a) Right-of-Way. The Project is designed to accommodate a decision by City to construct a future State Route 150 Bypass with the extension of Hallock Drive northward. The right of way for Hallock Drive within the Project is oversized by the addition of a landscaped-median and an offer of dedication of a minimum 95-foot wide right-of-way in the Agricultural Preserve, totaling approximately 1 acre, at a location not currently susceptible to a metes and bounds description but generally will be from the terminus of Hallock Drive north and west to Santa Paula Creek.

(b) Study Funding. Developer must pay City one hundred thousand dollars ($100,000) to partially fund the cost of preparing a project study report evaluating the feasibility of a State Route 150 east-side bypass to be located in the City. Developer must pay the $100,000 Study Funding within thirty days after City's written request after City executes a contract for preparation of a SR 150 Bypass Project Study.

3.4 Haun Creek Detention. Developer must construct at least two detention basins totaling approximately 28 acres, plus an in-take and out-take weir system to divert flows from Haun Creek. This will reduce water flows at the Haun Creek Bridge during a 100-year storm event to within its current design capacity of 3,000 cubic feet per second. The first, approximately 14-acre, southernmost detention basin ("Southerly Detention Basin") in the

Detention Basin Passive Park must be completed before City issues the first certificate of occupancy for any residence within the Project Site. The second, approximately 13-acre detention basin, located generally in the middle, east side of the Project, must be completed before the City issues the certificate of occupancy for the 500th residence within the Project Site. The detention basins must be maintained by the Owner's Association and/or a Landscape Maintenance District.

3.5 Educational and Civic Facilities.

3.5.1 College Site. -Upon execution of this Agreement-, Developer must offer ("Temporary Offer") to dedicate approximately 11.6 acres within the Santa Paula Creek Civic District -to the Ventura County Community College District (the "College Site"). The Temporary Offer must remain available for at least six (6) months. If Ventura County Community College District rejects the Temporary Offer, or if at any time the Ventura County Community College District is unable to show to the reasonable satisfaction of Developer and City reasonable progress in the funding and approval of acquisition and construction of a community college facility at the College Site, then Developer and City must use their reasonable efforts to secure an agreement with another public post-secondary educational institution(s) for the dedication and acceptance of the College Site. In the event that Developer is unable to reach a mutually acceptable agreement with another public post-secondary educational institution within six(6) months, or if at any time the alternative public post-secondary educational institution is unable to show to the reasonable satisfaction of Developer and City, reasonable progress in the funding and approval of acquisition and construction of a college facility at the College Site, then Developer and City may market the College Site under commercial terms to private post-secondary educational institutions. If Developer is unable to reach a mutually acceptable agreement with a private post-secondary educational institution under reasonably commercial terms, then with City's consent, which cannot be unreasonably withheld, Developer may utilize the College Site in accordance with uses permitted within the Santa Paula Civic District under the Specific Plan. The offer of dedication of the College Site may be subject to the College District (or alternative public post-secondary educational institution, alternative private post-secondary educational institution or other commercial user, as the case may be) entering into a joint use agreement with City, providing for the responsibility

for maintenance of the 23-acre joint-use portion of the Sports Park and the "Joint Civic Facility" (defined below) to be shared equitably.

3.5.2 High School Site. Developer must reserve 8.3 acres within the Santa Paula Civic District for the Santa Paula Union High School District (the "High School Site"). Conveyance of the High School Site may be subject to the High School District entering into a joint use agreement with the City, providing for the responsibility for maintenance of the 23-acre joint-use portion of the Sports Park and the "Joint Civic Facility" (defined below) to be shared equitably.

3.5.3 Joint Civic Facility. Before City issues the certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must construct and offer to dedicate to City (or, at City's election, another public entity), and City must accept the offer of dedication of, 5.6 acres within the Santa Paula Civic District to City for use as a civic facility jointly with the College District, the High School District, the Elementary School District, the Library District, or other appropriate civic user ("Joint Civic Facility Site"). The Joint Civic Facility will be a two-story structure with approximately 35,000 square feet, including a multi-purpose auditorium with stage, kitchen, and upstairs meeting/class/library rooms. City, or a public entity identified by City, will design the Joint Civic Facility in cooperation with Developer, College District, High School District, and Elementary District. Developer's cost for constructing the Joint Civic Facility cannot exceed $5,000,000.

3.5.4 Elementary School Site. Developer must reserve 10.8 acres within the Haun Creek Neighborhood of the Specific Plan for the Santa Paula Elementary School District, in accordance with the Memorandum of Intent between the Elementary School District and Developer, dated February 12, 2008.

3.5.5 Right of Reversion. The deeds conveying the College Site, High School Site, Joint Civic Facility Site, Elementary School Site , Santa Paula Creek Sports Park, and "Public Safety Facility" (defined below) may include a Right of Reverter providing that in the event the respective sites are not used for the intended purposes for any five-year period or are conveyed for third-party use, then Developer may exercise the right of reversion and may then apply for an amendment to the Specific Plan to allow use of those sites for a purpose consistent with the surrounding zoning.

3.5.6 Interim Use. Until the offers of dedication of the College Site, High School Site, Joint Civic Facility Site, Elementary School Site, Santa Paula Creek Sports Park, and "Public Safety Facility" (defined below) are accepted, Developer (or Owner's Association) must maintain said sites in a vacant state, with fencing and signage.

3.6 Public Safety Facility. Before City issues the certificate of occupancy for the 500th residential unit in the Project, Developer must construct and offer to dedicate to City an approximately 1.5-acre site, and City must accept the offer of dedication of, a public safety facility ("Public Safety Facility") to house a fire station, including shower and exercise facilities, with office space for police department personnel. City, or an entity identified by City, will design the Public Safety Facility. The construction and equipping of the Public Safety Facility cannot cost Developer more than $4,000,000.

3.7 Non-Potable Water. Developer must construct non-potable water pipes within the Project to deliver water from the existing wells located on the Project Site (until recycled water is available from the City's Water Recycling System to the Project Site) and recycled water to the parks and preserves described in Section 3.1 above. Due to the economic infeasibility, Developer is not required to construct recycled water pipes throughout the residential and commercial and industrial development within the Project Site to private users, as depicted in the Specific Plan; in lieu thereof, Developer must make the Wastewater Treatment Contribution provided in the following section.

3.8 Wastewater Treatment Contribution. Developer must pay $ 3,666.67 to the City before City issues each certificate of occupancy for residential dwelling units in the Project, totaling $5,500,000.00, which must be used by City toward the cost of the City's Water Recycling Facility, which will consequently reduce future user's rates.

3.9 Development Impact Fees. In accordance with SPMC Chapter 160, Developer must pay City approximately $30,568,866 (less any credits for dedications) in development impact fees. This cumulative total is based upon the following categories and amounts:

Fee Type	*Total*	*Credit/Reimbursement*	*Net to City*
Law Enforcement	*$846,676*	*Public Safety Facility*	*$0*
Fire Protection	*$2,143,286*	*Public Safety Facility*	*$0*
Traffic	*$3,550,782*	*Santa Paula Bridge, etc.*	*$0*

Water Distribution	***$7,303,530***	***Second 2MG Water Tank (~$[5,000,000]) [confirm]***	***$0***
Sewer	***$1,234,819***		***$1,234,819***
Storm Drainage	***$1,303,472***	***Haun Creek Detention Basins***	***$0***
General Governmental Facilities	***$1,683,795***	***Joint Civic Facility***	***$0***
Public Meeting Facilities	***$1,828,566***	***Joint Civic Facility***	***$0***
Library Expansion Facilities	***$1,857,889***	***Joint Civic Facility***	***$0***
Park Land	***$8,816,071***	***Santa Paula Creek Sports Park, 3 neighborhood parks, etc.***	***$0***

3.10 Development Agreement Contribution. Within five (5) working days after annexation of the Project Site to the City is approved by LAFCO, Developer must pay $500,000.00 to the City, which may be used by City for any purpose.

3.11 City Gateway. Before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must construct entry monumentation at the intersection of Santa Paula Street and Hallock Drive, including urban design and landscape elements, and possibly signature buildings, to create a clear sense of arrival to the City. The design of those elements will be reviewed and approved by the City and cannot cost Developer more than $50,000.00. Also before City issues a final certificate of occupancy for the 500th residential dwelling unit in the Project, Developer must pay City $50,000.00 towards City's public works project for curb, gutter, sidewalk and landscaping on Telegraph Road between Hallock Drive and Santa Paula Creek.

3.12 Annual Adjustment. The maximum construction costs of the Santa Paula Creek Sports Park, Central Park, Joint Civic Facility, the Public Safety Facility, and the Gateway Monumentation set forth above in this Article 3 (collectively, "Public Facility Costs," or individually, "Public Facility Cost") will be adjusted in connection with the "Annual Review" (as defined in Section 11.1 below). The respective amounts of the Public Facility Cost to be constructed within the year following said Annual Review will be adjusted by any increase in the Consumer Price Index by using the information provided by the U.S. Department of Labor, Bureau of Labor Statistics, for all urban consumers within the Los Angeles/Anaheim/Riverside metropolitan area ("CPI"). The original amount of each Public Facility Cost set forth in this Agreement will be multiplied by a fraction, the numerator of which is the CPI as of March 1 immediately preceding said Annual Review, and the denominator of which is the CPI as of March 1, 2008.

ARTICLE 4
DEVELOPMENT OF PROJECT IN GENERAL

4.1 Consideration to Developer. The parties acknowledge and agree that City's agreement to perform and abide by the covenants and obligations of City set forth herein is material consideration for Developer's agreement to perform and abide by the covenants and obligations of Developer set forth herein.

4.2 Consideration to City. The parties acknowledge and agree that Developer's agreement to perform and abide by the covenants and obligations of Developer set forth herein is material consideration for City's agreement to perform and abide by the covenants and obligations of City set forth herein, including without limitation the following specific consideration for this Development Agreement:

4.3 Rights of Developer Generally. Developer has a vested right to develop the Project and use the Project Site in a manner consistent with the provisions of this Agreement and "Applicable Law" (defined below).

4.4 Rights of City Generally. City has a right to regulate the development and use of the Project Site in a manner consistent with the provisions of this Agreement and "Applicable Law" (defined below).

4.5 Parameters of Project. Not in limitation of any other right of Developer set forth herein, the permitted uses of the Project Site, the density and intensity of use and permitted grading of the Project Site, the maximum height and size of buildings included in the Project and provisions for the reservation and dedication of land, must be consistent with the Project Approvals and, as when they are issued (provided they are consistent with the Project Approvals), the Subsequent Approvals.

ARTICLE 5
APPLICABLE LAW

5.1 In General.

5.1.1 Applicable Law Defined. Except as otherwise agreed to by the parties, the rules, regulations and official policies applicable to the Project and the Project Site are those set forth in this Agreement and, except as otherwise specifically set forth herein, the rules, regulations and official policies of City (including the plans, municipal codes, ordinances, resolutions and other local laws, regulations and policies of City) in force and effect on the Vesting Date (collectively, "Applicable Law").

5.1.2 Approvals as Applicable Law. Applicable Law includes the Project Approvals (including the Specific Plan) and, as they may be issued from time to time in a manner consistent with both the terms and provisions of this Agreement and the rules, regulations and official policies of City (including the plans, municipal codes, ordinances, resolutions and other local laws, regulations and policies of City) in force and effect on the Vesting Date, the Subsequent Approvals.

5.2 Application of Other City Laws.

5.2.1 No Conflicting City Laws. Except as otherwise set forth herein, City may apply to the Project and the Project Site any rule, regulation or official policy of City (including any plan, municipal code, ordinance, resolution or other local law, regulation or policy of City) (each a "City Law") that does not conflict with Applicable Law or this Agreement. Unless otherwise agreed to by Developer in writing, City must not apply to the Project or the Project Site (whether by initiative, referendum or otherwise) any City Law that is in conflict with Applicable Law or this Agreement.

5.2.2 Examples of Conflicting City Laws.

(a) Not in limitation of Section 5.2.1 or any other provision in this Agreement, any City Law is deemed to conflict with Applicable Law or this Agreement if it would have any of the following effects:

(i) prevent all or a portion of the Project or the Project Site from being developed, used, operated or maintained in accordance with the terms and provisions of this Agreement or Applicable Law;

(ii) limit or reduce the overall density, intensity or unit count of the Project, or any part thereof, to a density, intensity or unit count that is lower than that specified in this Agreement or Applicable Law;

(iii) modify any land use designation or permitted or conditional use of the Project Site in a manner inconsistent with this Agreement or Applicable Law;

(iv) limit or control the rate, timing, phasing or sequencing of the approval, development, construction or occupancy of all or any portion of the Project or Project Site except as specifically permitted by this Agreement;

(v) impose any condition, dedication or exaction that would conflict with this Agreement or Applicable Law;

(vi) require the issuance of discretionary permits (or nondiscretionary permits, to the extent such nondiscretionary permits impose new or different substantive requirements on Developer or the Project that are not otherwise required by Applicable Law or this Agreement) or approvals by City other than those identified in this Agreement or Applicable Law;

(vii) apply to the Project any provision, condition or restriction that would be inconsistent with this Agreement or Applicable Law;

(viii) apply to the Project any rent control or price control provisions or uniform or prevailing wage requirements except to the extent required under state law, unless otherwise permitted by this Agreement;

(ix) limit or control the location of buildings, structures, grading, or other improvements of the Project or the Project Site in a manner that is inconsistent with or more restrictive than the limitations included in this Agreement or Applicable Law;

(x) limit or control the availability of public utilities, services or facilities or any privileges or rights to public utilities, services or facilities in a manner other than as specifically set forth in this Agreement or Applicable Law (for example, water rights, water connections or wastewater treatment capacity rights, sewer connections, etc.) for the Project or the Project Site;

(xi) apply to the Project or the Project Site any City Law otherwise allowed by this Agreement that is not uniformly applied on a City-wide basis to other development projects and project sites;

(xii) establish, enact, increase, or impose against the Project any fees, taxes (including without limitation general, special and excise taxes), assessments, liens or other monetary obligations other than (i) those specifically permitted by this Agreement, and (ii) City-wide taxes and assessments (provided such City-wide taxes or assessments are not disproportionately applied to the Project Site); or

(xiii) limit the processing or issuance of Project Approvals or Subsequent Approvals other than as specifically set forth in this Agreement or Applicable Law.

(b) This Project is exempt from any moratorium or other limitation (whether relating to the rate, timing, phasing or sequencing of development) affecting subdivision maps, building permits, certificates of occupancy or other land use entitlements that are approved or to be approved, issued or granted within the City, or portions of the City. To the maximum extent permitted by law, City must prevent any City Law from invalidating or prevailing over all or any part of this Agreement, and City must cooperate with Developer and undertake such actions as needed to ensure this Agreement remains in full force and effect. If City applies to the Project a City Law that Developer believes to conflict with Applicable Law or this Agreement, Developer may take such action as may be permitted under Section 15.5 and Article 12 below.

(c) City must not support, adopt or enact any City Law, or take any other action, which would violate the express provisions of this Agreement or the Approvals.

(d) Developer can challenge in court any City Law that would conflict with Applicable Law or this Agreement or reduce the development rights provided by this Agreement, in accordance with the dispute resolution provisions of Section 15.5 below.

5.3 Model Codes and Standard Specifications.

(a) Nothing in this Agreement prevents City from applying to the Project standards contained in uniform building, construction, fire or other model code, as the same may be adopted or amended from time to time by City, provided that the provisions of any such model code:

(i) apply to the Project only to the extent that such code is in effect on a City-wide basis;

(ii) with respect to those portions of any such model code that have been adopted by City without amendment, be interpreted and applied in a manner consistent with the interpretation and application of such code pursuant to California Law.

(b) Nothing in this Agreement prevents City from applying to the Project "standard specifications" for public improvements (e.g., streets, storm drainage, parking lot standards, driveway widths) as the same may be adopted or amended from time to time by City, provided that the provisions of any such standards and specifications apply only to the extent they are in effect on a citywide basis and do not conflict with standards contained in the Specific Plan. As they concern the Project or the Project Site, to the extent any City Law or other City ordinance, regulation, standard, or specification conflicts with the Specific Plan, the Specific Plan controls unless otherwise provided herein.

5.4 State and Federal Law. As provided in Government Code § 65869.5, in the event that state or federal laws or regulations, enacted after the Vesting Date ("Changes in the Law") prevent or preclude compliance with one or more provisions of this Agreement, such provisions of the Agreement will be, by operation of law, modified or suspended, or performance thereof delayed, as and to the extent may be necessary to comply with such Changes in the Law. In the event any state or federal resources agency (i.e., California Department of Fish and Game, U.S. Fish and Wildlife Service, U.S. Army Corps of Engineers, Regional Water Quality Control Board/State Water Resources Control Board), in connection with its final issuance of a permit or certification for all or a portion of the Project, imposes requirements ("Permitting Requirements") that require modifications to the Project, then the parties will work together in good faith to incorporate such changes into the Project; provided, however, that if Developer appeals or challenges any such Permit Requirements, then the parties may defer such changes until the completion of such appeal or challenge.

5.5 Further Assurances.

(a) To the extent permitted by law, City must take all actions needed to ensure that the vested rights provided by this Agreement can be enjoyed by Developer including, without limitation, any actions needed to ensure the availability of public services and facilities to serve the Project or the Project Site as development occurs.

(b) Should any initiative, referendum, or other measure be enacted, and any failure to apply such measure by City to the Project be legally challenged, Developer agrees to fully defend the City against such a challenge in a manner consistent with Section 15.2 below; provided, however, that if Developer waives its rights under this Agreement and consents to the application of such measure by City to the Project, Developer has no obligation to defend the City against a legal challenge of City's independent refusal to apply such measure to the Project.

(c) City must not take any actions relative to any properties within East Area 1, whether or not covered by this Agreement, that would impede, hinder or frustrate Developer's ability to develop or use the Project or the Project Site in a manner consistent with this Agreement. Developer must notify City, in writing, of any such actual or potential conflict. Upon such notification, at City's request, the parties will meet and confer in good faith to reasonably attempt to determine whether those City actions that are of concern to Developer will, in fact, impede, hinder or frustrate Developer's ability to develop or use the Project or the Project Site in a manner consistent with this Agreement and, if so, how to avoid such result, in accordance with the dispute resolution provisions of Section 15.5 of this Agreement.

ARTICLE 6
FINANCIAL COMMITMENTS OF CITY AND DEVELOPER

6.1 Taxes and Assessments.

(a) City may apply to the Project or the Project Site any tax not in full force and effect as of the Vesting Date if, and only if, such tax is:

(i) A tax levied in connection with the establishment or implementation of a "Financing Mechanism" in accordance with the provisions of Section 6.3 below; or

(ii) a tax agreed to by Developer.

(iii) citywide taxes passed by a vote of the electorate.

(b) City may from time to time increase the amount of any tax applicable to the Project or the Project Site (whether in force and effect as of the Vesting Date or not in force and effect as of the Vesting Date but imposed against the Project in accordance with subsection (a) above); provided, however, that (1) it is a citywide tax increase passed by a vote of the electorate, (2) it is a tax increase agreed to by Developer, or (3) it is a tax increase levied in connection with the establishment or implementation of a Financing Mechanism in accordance with the provisions of Section 6.3 below, provided that (A) any tax or tax increase levied or imposed by or through any Financing Mechanism will be imposed only in such a manner, for such purposes and in such amounts as may be agreed to by Developer in connection with the establishment of such Financing Mechanism (provided such Financing Mechanism includes appropriate adjustors for inflation); and (B) tax or tax increases levied in connection with the establishment or implementation of a Financing Mechanism may be increased only to the extent necessary to:

(i) ensure the adequate operation, maintenance, depreciation and replacement of facilities and infrastructure whose operation and maintenance is funded by a Financing Mechanism previously established to fund such operation, maintenance, depreciations and replacement; or

(ii) service any bond debt previously issued in reliance upon such taxes.

(iii) No assessment will be imposed on the Project or the Project Site other than through a Financing Mechanism as set forth in Section 6.3 below.

<u>6.2 Fees and Other Charges</u>.

(a) City may levy against or apply to the Project or the Project Site only those monetary impositions other than taxes applicable City-wide described in this Section 6.2. Except as otherwise specifically stated below, any monetary impositions levied against or applied to the Project under this Section 6.2 must be consistent with the provisions of applicable California law, including the provisions of Government Code §§ 66000, *et seq.* ("AB 1600").

(b) Not in limitation of the foregoing, except as otherwise specifically permitted by this Agreement and not in limitation of any other provisions hereof, (i) there must

be a reasonable relationship between any municipal cost or exaction required to be borne by the Project and the type of development within the Project to which such cost is attributable; (ii) there must be a reasonable relationship between the need to incur any such municipal cost or exaction and the type of development within the Project to which such cost is attributable; (iii) no municipal cost or exaction required to be borne by the Project will exceed the estimated reasonable cost of providing the service or facility to which such municipal cost or exaction relates; and (iv) with respect to any fee required to finance Project Facilities and Infrastructure, there must be a reasonable relationship between the amount of the fee and the cost of the Project Facilities and Infrastructure funded by such fee. Wherever this Agreement requires a "reasonable relationship" between the Project and any requirement imposed thereon, whether pursuant to AB 1600 or otherwise, there must be required an essential nexus and a rough proportionality between the Project and such requirement.

(c) Except as otherwise provided in this Agreement, only those fees and charges of City in effect as of the Vesting Date ("Existing Project Fees") may be applied to the Project or the Project Site. The Existing Project Fees may be increased by City from time to time during the term of, and in a manner consistent with, this Agreement. All Existing Project Fees will be paid at the time City issues certificates of occupancy. Existing Project Fees cannot be challenged by Developer regardless of whether the amount of such fees satisfies the requirements of AB 1600. Any increase in an Existing Project Fee is subject to the provisions of AB 1600 and can be challenged by Developer. However, regardless of the results of such a challenge to such increase, Developer must pay the Existing Project Fees as they existed on the Vesting Date. Developer must also pay all or any part of such Existing Project Fees increase that satisfies AB 1600.

(d) The City's rates for utilities service (e.g., water and sewer) may be applied to the Project and increased from time to time during the term of this Agreement; provided, however, that any such increase can be imposed only to the extent permitted by law.

(e) City may apply any mitigation fees to the Project necessary to reduce to less than significant levels those demonstrated significant environmental impacts of the Project, as identified in the EAO FEIR, that are not mitigated by other means ("Mitigation Charge"). To the extent demonstrated significant environmental impacts of the Project may be mitigated either by Developer's payment of a Mitigation Charge or by Developer's

implementation of recommended physical improvements or other mitigation measures, the choice of such mitigation is reserved to the Developer in its sole discretion. Except as otherwise specified below, the amount of any Mitigation Charge must be reasonably related to the Project's actual contribution to the identified environmental impact (except to the extent City requires the oversizing of public facilities or infrastructure and commits to the reimbursement of incremental cost increases in a manner consistent with the provisions of Article 7 of this Agreement). Moreover, City will endeavor to impose only those Mitigation Charges which represent the most efficient but effective means of mitigating the identified environmental impact. Mitigation Charges must be paid before City issues certificates of occupancy.

(f) City may charge Developer any applicable "Processing Fee" (defined below) that is operative and in force and effect on a citywide basis at the time such Processing Fee ordinarily is collected; provided, however, that any such Processing Fee complies with all of the terms and provisions of this Agreement. In addition to the foregoing, Developer must reimburse City for its reasonable staff time and other costs (including reasonable consultant costs and the reasonable costs of a mutually acceptable project coordinator to be hired by City) associated with (i) the "Annual Review" (defined below), (ii) the establishment of any Financing Mechanism (to the extent such costs are not included in the Financing Mechanism itself), including any necessary election costs, and (iii) all other administrative tasks associated with City's adoption and implementation of this Agreement (and not otherwise covered by any Processing Fee).

(g) The Trail System, Open Space and all Neighborhood, Community, Linear and Passive Parks (as contemplated by the Specific Plan and as defined in Section 3.1 of this Agreement) areas to be located on the Project Site, whether dedicated to the City, a neighborhood association, or an assessment or some other district, will be provided by Developer in lieu of, and, at Developer's request, credited against, any and all applicable parkland dedication fees, open space fees or other similar fees. All such credits will be based on the appraised fair market value of the dedicated park land and the actual costs of any and all related site improvements, including, without limitation, playground equipment, park fixtures, restroom facilities, landscaping, and ball fields.

(h) In addition to the foregoing, the parties intend that any and all other dedications made by, or improvements constructed by, Developer under Article 3 above

will be provided in lieu of and, at Developer's request, credited against any charge (whether a tax, assessment, fee or other charge) imposed by the City to the extent such charge is imposed for the purpose of financing the facility or service for which the dedication is being made by Developer. Such credits (or reductions) must be in an amount equal to the fair market value of any dedicated real property, the actual costs of any dedicated site improvements or personal property, plus the actual cost to Developer of designing and constructing any such improvements. Developer is eligible for such reductions/credits at the time of the earliest imposition of the charge that otherwise would be paid. To the extent the credits due Developer at such time exceed the fee obligation otherwise imposed on Developer and Developer holds an interest in offsite property, City agrees that Developer will receive fee credits against the respective fees otherwise chargeable to such other offsite property. Developer is not permitted to use such excess credits to satisfy or partially satisfy any of its other City fee obligations, nor to receive reimbursement from City in an amount equal to such difference. Unless otherwise subject to reimbursement in accordance with this Agreement, those improvements (or portions thereof) to be constructed by Developer for which Developer will be eligible for fee credits include, without limitation, the following:

(i) public safety facility site and related improvements (to be credited against City fees related to the provision of fire and law enforcement protection facilities);

(ii) [not used];

(iii) traffic improvements (to be credited against City fees related to the provision of traffic improvements);

(iv) park, trail and open space improvements (to be credited against City fees related to the provision of parks, trails, and open space);

(v) sewer improvements (to be credited against City fees related to the provision of related infrastructure improvements); and

(vi) water transmission lines, oversized pump station and water storage facilities, and oversized water treatment facilities (to be credited against City fees related to the provision of related infrastructure improvements.

(i) Fees and charges other than those specifically described in this Section 6.2 may be imposed against or apply to the Project or the Project Site only in a manner agreed to by City and Developer in writing during the term of this Agreement.

6.3 Establishment of Financing Mechanisms.

6.3.1 In General. Upon Developer's request or upon its own initiative in cooperation with Developer, City will give good faith consideration to establishing any mechanism that is legal and available to the City to aid in financing the construction, maintenance or operation of Project Facilities and Infrastructure, defined below. These mechanisms may include, without limitation, direct funding of condemnation costs and construction costs, acquisition of improvements, establishing reserve accounts to fund capital improvement program projects, Landscaping and Lighting Districts, Mello-Roos Districts, Geological Hazard Abatement Districts or other similar mechanisms.

6.3.2 Procedures for Establishment. Establishing any mechanism to finance the construction, operation or maintenance of Project Facilities and Infrastructure, defined below (each a "Financing Mechanism"), and issuing any debt in connection therewith ("Project Debt") will be initiated upon the request of Developer in connection with the development of any phase of the Project, or by City in cooperation with Developer. Developer's request must be made to the City Manager in written form and will outline the purposes for which the Financing Mechanism and Project Debt will be established or issued, the general terms and conditions upon which it will be established or issued and a proposed timeline for its establishment or issuance. City's consideration of Developer's request must be consistent with the criteria set forth in Section 6.2 above.

6.3.3 Nature of City's Participation. City's participation in forming any Financing Mechanisms approved by City (and its operation thereafter) and in issuing any Project Debt approved by the City will include all of the usual and customary municipal functions associated with such tasks including, without limitation, the formation and administration of special districts, the issuance of Project Debt, the monitoring and collection of fees, taxes, assessments and charges such as utility charges, the creation and administration of enterprise funds, the enforcement of debt obligations and other functions or duties authorized or mandated by the laws, regulations or customs relating to such tasks.

6.4 Timing of Exactions. Unless otherwise provided herein or agreed to by Developer, City and Developer will cooperate to ensure that the phasing of pertinent assessments, fees, special taxes, dedications, or other similar levies coincides with and does not precede the actual construction of each increment of the Project, so that only currently developing properties within the Project Site are subject to such assessments, fees, special taxes, dedications, or other similar levies (except to the extent Developer agrees to vacant land taxes or similar mechanisms in connection with the development of the Project Site). This may be accomplished through a number of mechanisms including, among others, the phasing of assessment districts and the use of benefit districts in conjunction with assessment districts, thereby spreading the timing of the imposition of relevant levies. Unless otherwise agreed to in writing by Developer, in no event will Developer be obligated to pay fees or other monetary exactions for the design, engineering, construction or dedication of Project Facilities and Infrastructure, defined below, or other improvements that Developer is otherwise required to construct or dedicate to City pursuant to the Approvals.

ARTICLE 7
COMMITMENTS OF CITY AND DEVELOPER
RELATED TO PUBLIC IMPROVEMENTS

7.1 Project Facilities and Infrastructure.

7.1.1 Construction and Funding of Project Facilities and Infrastructure. City may, subject to the other the terms and provisions of this Agreement, require Developer to construct or fund the construction of any Project Facilities and Infrastructure at the time such Project Facilities and Infrastructure are needed to satisfy the requirements of the Approvals. As used herein, the term "Project Facilities and Infrastructure" includes public and semi-public facilities and infrastructure (including associated grading, engineering, design, construction and supervision) only to the extent such facilities and infrastructure serve the Project, and, except to the extent permitted under Section 7.1.4, do not include public facilities or infrastructure to the extent such facilities or infrastructure serve projects or areas other than the Project or the Project Site. Except as otherwise specifically set forth herein, Developer has no responsibility for the operation, maintenance, repair or replacement of Project Facilities and Infrastructure.

7.1.2 Improvement Security. To the extent any Project Facilities and Infrastructure are not financed by a Financing Mechanism, and are being constructed following approval of the relevant final subdivision map, Developer must provide appropriate improvement security pursuant to Government Code §§ 66499, *et seq*. Any such improvement security must be released in the manner provided by Government Code § 66499.7. City agrees to use its best efforts to ensure the partial release of any improvement security provided by Developer upon the partial performance of the secured act or the City's good faith acceptance of the secured Project Facilities and Infrastructure as completion of such improvements progresses.

7.1.3 Duty to Avoid Oversizing of Project Facilities and Infrastructure.

(a) City must ensure that, to the maximum extent feasible, Developer is not required to finance or construct any Project Facilities and Infrastructure in excess of its fair share costs as established by Applicable Law, including, without limitation, the legal requirements of "essential nexus" and "rough proportionality" ("Fair Share"). City will limit its authority under Subdivision Map Act to require any Project Facilities and Infrastructure constructed or funded by Developer under Section 7.1.1 above to be oversized to serve projects or areas other than the Project Site, as set forth in this Section 7.1.3 and in Section 7.1.4 below. Where any Project Facilities and Infrastructure reasonably and efficiently can be built incrementally or in phases, City will only require Developer to construct only such increment or phase of such facility or infrastructure that is needed for the Project at the time such requirement is imposed upon Developer.

(b) By way of example, the provisions of subsection 7.1.3(a) above must be applied as follows: (i) where any roadway, bridge or similar "linear" structure reasonably can be built in phases (e.g., two lanes of a four-lane road or bridge), Developer is required to build or fund only that number of lanes that is needed at such time for the Project to meet the roadway levels of service requirements described in the Specific Plan; and (ii) where any other facility can with reasonable efficiency be provided incrementally through phased construction, Developer is required to fund only such construction as is necessary to provide the increment of capacity needed for the Project.

7.1.4 Procedures for Oversizing of Project Facilities and Infrastructure. In those instances where the phasing or incremental construction of Project Facilities and Infrastructure would involve significant operational inefficiencies, unreasonable disruption to

existing facilities, or unreasonably increased construction costs, Developer may be required to construct or provide advance funding for the construction of oversized improvements notwithstanding the provisions of subsections 7.1.3 above. For example, if the Project generates a need for an 18-inch sanitary sewer line, but other projects reasonably may be expected to use such sewer line within the near future and thereby increase the required capacity of such line to 24 inches, City may require Developer to construct or fund the construction of such sewer line with a 24-inch diameter. Before any City action requiring Developer to oversize any Project Facilities and Infrastructure, Developer and City will, upon City's request, cooperate to develop a reasonably detailed cost estimate for the design and construction of such oversized Project Facilities and Infrastructure project, which cost estimate will include all design, engineering, material, grading, trenching, inspection and construction costs. Notwithstanding the foregoing, City must exercise its best good faith efforts to reasonably limit Developer's obligation to construct or provide advance funding for oversized improvements.

7.1.5 Participation of Other Property Owners and/or Reimbursement. To the extent City, pursuant to Sections 7.1.3 and 7.1.4 above, requires Developer to oversize Project Facilities and Infrastructure and Developer incurs costs related to the construction of Project Facilities and Infrastructure that exceed the Project's Fair Share of such improvements, City must comply with the following:

(a) City will first use its best good faith efforts to secure funding from other landowners and/or developers for that portion of the cost of such oversized improvements that is attributable to projects or areas owned, developed or proposed for development by such other landowners and/or developers by requiring other landowners and/or developers to enter into reimbursement agreements directly with Developer.

(b) At Developer's written request, City must adopt and/or implement any of the reimbursement mechanisms ("Reimbursement Mechanisms") set forth in subsections 7.1.5(b)(i)- (iii) below. In no event will City adopt and/or implement any of the Reimbursement Mechanisms without the written consent of Developer. Developer is not entitled to any payment or reimbursement from City unless Developer has, in writing, requested City to adopt and/or implement one of the Reimbursement Mechanisms before the start of construction of the Public Facilities and Infrastructure for which Developer is seeking reimbursement or payment from the City.

(i) City will reimburse Developer, through a fee imposed by City on other benefiting property owners, the pro-rata costs associated with Developer's funding and/or construction of that portion of any such oversized improvements (including, but not limited to, actual design, trenching, engineering, material, grading, inspection, and construction costs) that are attributable to projects or areas other than the Project or the Project Site. All such reimbursement fees collected by City will be placed in a separate account for the benefit of Developer and distributed to Developer in accordance with a reasonable schedule to be determined by Developer.

(ii) City must, at Developer's request, establish one or more Financing Mechanisms under Article 6 above to provide funding to Developer.

(iii) City must establish any other reasonable reimbursement mechanism requested by Developer.

(c) To the extent Developer is entitled to reimbursement pursuant to subsections (ii) or (iii) above, City must establish a process to ensure quarterly (i.e., once every three months over any single twelve month period) progress payment reimbursement to Developer of such costs, subject to City's prior verification through inspections of that portion of the improvements that is subject to such reimbursement. City agrees that applicable reimbursements will be invoiced by Developer to City on a quarterly basis in proportion to the percentage of work then completed on the relevant Project Facilities and Infrastructure project, provided each invoice reasonably documents the Construction Costs, defined below, associated with that portion of the improvement then subject to reimbursement. City agrees that each invoice will be delivered quarterly by Developer to City for payment due upon receipt. Upon Developer's submittal of each invoice, City has thirty (30) days to contest those reimbursable expenses set forth therein. In the event City fails to contest any invoice within thirty (30) days of Developer's submittal thereof, such invoice is deemed approved by City. City's approval or payment of any invoice does not constitute approval of the work performed.

(d) In the event Developer constructs oversized improvements that serve properties other than the Project Site in accordance with Sections 7.1.3 and 7.1.4 and, subsequent to reimbursement pursuant to Section 7.1.5(b) above, Developer has or acquires an interest in other offsite property so served, City agrees that Developer will receive fee credits against fees otherwise chargeable to that offsite property to pay for that property's Fair Share of

the cost of oversized improvements serving that property or be reimbursed for such costs. By way of example, where City requires Developer to oversize the Project's water delivery improvements to serve property adjacent to the Project Site, which property, subsequent to the construction of such oversized improvements, is later acquired by Developer, City agrees to provide Developer with fee credits against any City fees imposed against such property for the purpose of offsetting Developer's cost of the oversized improvements. In no event will the fee credit exceed the Construction Costs, as defined below.

7.1.6 Dedications. To the extent that rights-of-way or other interests in real property owned by Developer within the Project Site are needed for the construction, operation or maintenance of Project Facilities and Infrastructure and subject to Section 6.2 of this Agreement, Developer must dedicate such right-of-way or other interest in real property to City (or other appropriate entity) at the time such land is actually needed for Project Facilities and Infrastructure, but in no event at any time earlier than the filing of a final subdivision map that includes such property. Developer is not required to dedicate any portion of the Project Site for improvements needed for other projects or areas other than the Project or the Project Site except to the extent (i) such land is needed for the oversizing of Project Facilities and Infrastructure as described above and City establishes a mechanism to provide appropriate credits or reimbursements to Developer as described in Sections 6.2 and 7.1.5 above, or (ii) such dedication is specifically required by the Specific Plan. Any public improvements constructed by Developer and dedicated to City, and any right-of-way or other real property dedicated to City, will be dedicated free and clear of any liens unacceptable to the City.

7.1.7 Reimbursement from City funds. Unless otherwise provided by this Agreement, should City be obligated to reimburse Developer from City funds for any costs in excess of Developer's Fair Share of the cost of constructing Project Facilities and Infrastructure, City will be obligated only for a pro rata share of "Construction Costs" (i.e., the difference between the total Construction Costs and Developer's Fair Share thereof). The term "Construction Costs," as used in this Agreement, includes design, trenching, engineering, material, grading, inspection, and construction costs.

7.2 Cooperation with respect to Project Facilities and Infrastructure.

7.2.1 In General. City must cooperate with Developer and take all actions necessary or appropriate to facilitate the timely development of Project Facilities and

Infrastructure. Such cooperation includes, without limitation, (i) the diligent and timely exercise by City of its power of eminent domain in a manner consistent with the laws of the State of California (and subject to the City making all necessary findings and determinations required to exercise such power), to acquire any rights of way or other real property interests identified by Developer to be necessary or appropriate for Project Facilities and Infrastructure; and (ii) City's diligent efforts to work with other landowners and governmental and quasi-governmental agencies to ensure the timely approval and construction of such Project Facilities and Infrastructure. Developer must notify City as to when a right of way will be required to meet Developer's construction schedule. Upon Developer's notice and to the extent permitted by law, City agrees to use its best efforts to timely acquire any and all necessary right of ways.

7.2.2 Eminent Domain. The parties agree that the power of eminent domain will be exercised in the manner contemplated by Section 7.2.1 above only if there is substantial evidence to support the following three findings:

(a) the public interest and necessity require the private property sought to be acquired;

(b) the property sought to be acquired is planned or located in the manner that will be most compatible with the greatest public good and the least private injury; and

(c) the property sought to be acquired is necessary for the Project.

7.2.3 Securing Service Options. City will use its best efforts, and cooperate with Developer, to pursue various options for providing services to the Project, including short-term and long-term water supplies and wastewater collection and treatment facilities, as set forth in the Specific Plan and the EAO FEIR. Developer may also independently pursue such options as it deems appropriate for providing such services to the Project. City further agrees not to take any action with respect to the availability of Project Facilities and Infrastructure funded or constructed by Developer including, among other things, roadway capacity, potable water treatment and delivery facilities, and wastewater treatment and conveyance facilities, that would impede the ability of the Project to be built out as described in the Specific Plan and at the time required to accommodate Developer's phasing schedule. If an actual shortage of capacity arises during the term of this Agreement, City will use best efforts to actively pursue all reasonable courses of action to eliminate the shortage of capacity in an expeditious manner.

7.2.4 City's Acceptance of Dedications. City must accept each offer of dedication of the Project Facilities and Infrastructure required by this Agreement or the Approvals within sixty (60) days of such offer by Developer, provided that the applicable improvements are completed consistent with Applicable Law. All other Developer offers of dedication required by this Agreement or the Project Approvals must be accepted by City within a reasonable time, provided that the applicable improvements are completed consistent with applicable law.

7.2.5 Prevailing Wages. In the event any Project Facilities and Infrastructure are paid for in whole or in part out of public funds, as contemplated by Labor Code § 1720, Developer agrees to pay prevailing wages for the construction of such Project Facilities and Infrastructure to the extent required by Applicable Law.

ARTICLE 8
OTHER COMMITMENTS OF CITY AND DEVELOPER

8.1 Reorganization Proceedings. To the maximum extent permitted by law, within thirty (30) days after the Vesting Date, City will submit to LAFCO the Resolution of Application, a plan for the provision of services and any other materials required by LAFCO for a complete application, said documents and materials to be consistent with the Project Approvals and this Agreement. City must use its best and diligent efforts to cause the completion of such annexation subject to all applicable requirements of law. City agrees that its obligations under this Section 8.1 are in the nature of a pre-annexation agreement, are severable from the remaining provisions of this Agreement, and become binding upon the Vesting Date, regardless or whether this Agreement has become "operative" or "effective" with respect to any portion of the Project Site.

8.2 Timing of Development.

8.2.1 Phasing.

(a) Project Phasing. The Project and related infrastructure is expected to be built in phases in response to existing market conditions over the term of this Agreement. City and Developer agree that there is no requirement that Developer initiate or complete development of the Project or any particular phase of the Project within any particular period of

time, and City will not impose such a requirement on any Project Approval. The parties acknowledge that Developer cannot at this time predict when or the rate at which or the order in which phases will be developed. Such decisions depend upon numerous factors which are not within the control of Developer, such as market demand, interest rates, competition and other factors.

(b) Improvement Timing. Not in limitation of Section 8.2.1(a) above, Developer agrees that certain park, open space, Public Benefit Units (defined below), and Project Facilities and Infrastructure improvements will be constructed to coincide with certain Project development benchmarks, as more fully described in Section 8.7.2(d), below, and on the attached Exhibit C.

8.2.2 Other Timing Requirements.

(a) Except as set forth specifically in this Section 8.2.2 or the Specific Plan, Developer is not required to initiate or complete development of any portion of the Project within any particular period of time nor is Developer required to delay development of any portion of the Project. Developer may respond to market conditions and other relevant factors in advancing or delaying the phasing and development of the Project as it determines, in its sole business judgment, to be necessary. Not in limitation of the foregoing, the parties desire to avoid the result of the California Supreme Court's holding in *Pardee Construction Co. v. City of Camarillo* (1984) 37 Cal. 3d 465, where the failure of the parties therein to consider and expressly provide for the timing of development resulted in a later-adopted initiative restricting the timing of development to prevail over such parties' agreement, and therefore acknowledge that Developer has the right to develop the Project at such time as Developer deems appropriate within the exercise of its subjective business judgment.

(b) Nothing in this Agreement can be deemed to require Developer to acquire any portion of the Project Site, proceed with the development of any portion of the Project or make any financial commitment associated with any such development if, in Developer's sole and absolute discretion, Developer determines that it is not in Developer's best financial or other interest to do so. The provisions of the foregoing sentence do not, however, limit any obligation of Developer under this Agreement with respect to any development activities that are chosen by Developer to be undertaken hereunder.

(c) Nothing in this Agreement exempts Developer from completing work required by a subdivision agreement, road improvement agreement or similar agreement in accordance with the terms thereof.

8.3 Maintenance District. Developer agrees to the inclusion of the Project Site in a lighting and landscaping district, geologic hazard abatement district, Mello-Roos district or other similar entity or entities, as determined by Developer, which entity or entities will be established by the City for the purpose of paying for the City's ongoing maintenance costs (including adjustments for inflation) associated with the Park, Trail System and Open Space.

8.4 Satisfaction of Parkland Obligations. City agrees that Developer's substantial compliance with the terms and conditions of Section 3.1 of this Agreement satisfies any and all Project and Developer obligations related to the provision of parkland, open space, recreational facilities or related amenities.

8.5 CC&Rs. Before the first final subdivision map for the Project Site or any portion thereof is recorded, Developer must cause one or more sets of covenants, conditions and restrictions ("CC&Rs") to be incrementally recorded against the areas to be developed within the Project Site at such time as areas of the Project Site are developed. The CC&Rs will contain enforceable provisions relating to, among other things, architectural design of the Project, front-yard and exterior maintenance, use restrictions, and (to the extent not provided by other financing mechanisms) the provisions for and on-going funding of costs of operation, maintenance, repair and replacement of any private parks, roads, open space, landscaping or other commons. To the extent permitted by law, the CC&R's will further provide that should any local tax, assessment, fee, or charge imposed by any Financing Mechanism that (i) has been established for the ongoing maintenance and operation of the Project Facilities and Infrastructure, the Project's streets and landscaping, Open Space, the Trail System, trailheads, or other Project Facilities and Infrastructure required to be maintained at the City's expense, and (ii) is subject to Proposition 218, be repealed by eligible voters in accordance with Proposition 218, the CC&Rs will contain provisions, enforceable by the City, requiring each property owner to assume the expenses otherwise financed by the local tax, assessment, fee, or charge so repealed. The CC&Rs are subject to the prior review and approval of the city attorney, at Developer's expense, which approval cannot be unreasonably withheld and will be denied only if such CC&Rs contain terms and provisions materially inconsistent with those CC&Rs used for

comparable housing developments in Southern California. City agrees that the CC&R's must be approved or denied by the city attorney within ten (10) business days following Developer's submittal of the CC&Rs to the city attorney, otherwise the CC&Rs will be deemed approved. If the city attorney denies approval of the CC&Rs, the city attorney must indicate in writing its reason for denying the CC&R's and indicate in writing those steps Developer must take to prepare CC&Rs that would be acceptable to the city attorney.

8.6 Other Understandings.

8.6.1 Construction and Irrigation Water. City acknowledges that Developer will require a reliable water source during all phases of the Project. City further acknowledges that there are existing operational wells located on the Project Site that City does not own or control and which Developer and/or Developer's predecessor in interest currently operate at their expense. City agrees that, notwithstanding SPMC Chapter 52, Developer may continue to access, use and draw water from such existing wells for any and all Project-related construction and irrigation purposes (and as needed to prevent or suppress fires on the Project Site), at no additional charge from City, for all phases of development through Project buildout and operation, until non-potable water becomes available in accordance with this Agreement. Developer agrees to pay all existing expenses associated with the use and operation of such wells through Project buildout and operation, to the extent utilized for irrigation until recycled water is available, at no cost to City.

8.6.2 Single-Trenching Dry Utilities. Developer agrees to coordinate with all utility providers and, to the maximum extent possible, install all necessary dry utilities, including without limitation any fiber-optics or other telecommunications required by the telephone, internet and cable service providers, at one time in one trench.

8.6.3 Availability of Public Services. City must reserve and ensure the delivery to the Project of such infrastructure capacity for water treatment and delivery, sewer, and wastewater collection, treatment, and disposal services as and when necessary to serve the Project as it is developed. Except as otherwise provided by this Agreement, City must provide all other services and infrastructure required to serve the Project as and when necessary to serve the Project as it is developed. The parties must cooperate in the performance and implementation of all actions necessary or appropriate for the provision of infrastructure and services to the Project as described in this Agreement.

8.6.4 Model Homes. City agrees that each model home within the Project may be served with all weather roads, and will not require utility connections, until such time as City issues a certificate of occupancy for such model home unit, at which time such model home unit will be required to be served with paved roads and utility connections. City further agrees that Developer may construct model homes and related infrastructure on the Project Site before City issues the Project's first final map.

8.6.5 Local Hiring Program. Developer agrees to prepare and implement a local hiring program to encourage and promote the employment of qualified residents of the City of Santa Paula in its development of the Project (the "Local Hiring Program"). Developer agrees that the Local Hiring Program will be prepared within ninety (90) days after City's approval of the first tentative tract map for the Project and will include the following measures, and such other measures as Developer from time to time deems appropriate: (i) circulation within Santa Paula of regular public job notices; (ii) annual job fairs targeting Santa Paula residents, (iii) mandatory inclusion on all Project bidding lists of any qualified Santa Paula contractors or subcontractors that have registered with Developer, and (iv) compliance with Developer's corporate bidding policies. As part of the information to be submitted to City in connection with the Annual Review (defined below), as described in Section 11.2 of this Agreement, Developer must submit to the City Manager a written report documenting Developer's implementation of the Local Hiring Program, which report must describe in reasonable detail Developer's efforts during the relevant reporting period to hire qualified Santa Paula residents pursuant to the Local Hiring Program.

8.6.6 Election Costs. Developer agrees to pay all City's costs for conducting the June 3, 2008 election. In the event any initiative or referendum seeking to overturn one or more Project Approval qualifies for the ballot, Developer agrees to pay City's direct cost of conducting such election, as such costs are determined by the Ventura County Registrar of Voters. Developer's obligation under this Section 8.6.6 extends only to the City's election costs fairly attributable to the relevant Project-related initiative or referendum and will not extend to any City election costs related to other ballot measures or any candidate for City office presented to the voters in the same election.

8.6.7 Growth Management Allocations. City agrees to approve a Growth Management Allocation of 1,500 residential dwelling units for the Specific Plan in accordance

with SPMC Chapter 16.106, which allocations must be issued by the City no later than fourteen (14) days following the Effective Date.

8.6.8 Third Access. Developer agrees to cooperate with City to seek approval by the Ventura County Transportation Commission and any other necessary third party (collectively, "VCTC"), for a second at-grade crossing within the Project Site to accommodate a third access to the Project. If approved by VCTC, Developer must use its reasonable efforts to acquire the off-site right-of-way and install such third access within one (1) year following such VCTC approval.

8.6.9 Railroad Stop. Developer agrees to cooperate with City to seek approval by the VCTC for a second railroad stop in the City. If approved by VCTC, Developer must use its reasonable efforts to accommodate a railroad stop within the project; provided, however, that reasonable efforts does not include relocation of the proposed third access.

8.6.10 "Limoneira Lane". Developer agrees to cooperate with City to seek approval by the California Department of Transportation ("CalTrans"), or any other public entity which has jurisdiction in the matter, to reopen "Limoneira Lane" for westbound-only vehicle traffic from SR 126.

8.7 Public Benefit and Inclusionary Housing.

8.7.1 Public Benefit Housing. City and Developer agree that one of the public benefits from the Project is providing new home ownership opportunities for Santa Paula residents and workers. Accordingly, to the extent permitted by law, City and Developer agree to the following:

(a) Developer agrees to provide one hundred (100) residential units within the Project at a cost affordable to "Qualified Public Benefit Participants" (defined below) whose gross annual income does not exceed two hundred percent (200%) of the Ventura County median household income as defined in Health and Safety Code § 50093 ("Public Benefit Units") The parties agree that the Public Benefit Units will be constructed in those areas designated by the Specific Plan for multi-family, high-density residential use planned for the Haun Creek Neighborhood and the Santa Paula Creek Neighborhood; it is not anticipated that any Public Benefit Units will be provided in the Foothill Neighborhood. City will not require Developer to distribute such units throughout each neighborhood and the Developer may locate the Public Benefit Units as determined by Developer. City will not require Developer to provide

such units in advance and may construct the Public Benefit Units proportionately as the Project is developed.

(b) Developer agrees to work in good faith with City to establish, at City's sole expense and administration, a public benefit housing program which, to the extent permitted by law, will set forth the criteria pursuant to which certain City residents or other governmental employees may be permitted to purchase or lease, at Developer's option, some or all of the Project's Public Benefit Units (the "Public Benefit Housing Program").

(c) City will, to the extent permitted by law and as part of the Public Benefit Housing Program, prepare a list of qualified individuals who may participate in the Public Benefit Housing Program (the "Qualified Participants") to be used by Developer in obtaining qualified lessees or purchasers for the Public Benefit Units (the "Public Benefit Housing Priority List"). The parties anticipate that the Public Benefit Housing Priority List will prioritize the following Qualified Participants in the order determined by City: (i) public safety employees employed by the City, (ii) other employees of the City whose tenancy furthers the inclusionary housing goals of the City, (iii) public school teachers, (iv) other governmental employees whose employment necessitates residence in the City, (v) employees of hospitals located within the City, and (vi) any other individuals otherwise qualified to lease or purchase Public Benefit Units. All Qualified Participants must satisfy the definition of "Qualified Public Benefit Participants" (i.e., having gross annual income does not exceed two hundred percent (200%) of the Ventura County median household income).

(d) City assumes sole responsibility for preparing and providing to Developer the Public Benefit Housing Priority List, which list must be updated by City at least once every six (6) months. Developer, in identifying Qualified Participants for the lease or purchase of Public Benefit Units in accordance with the Public Benefit Housing Program, will be entitled to rely on the most current version of the Public Benefit Housing Priority List provided to Developer by City, whether or not such version has been timely updated by City in accordance with this Section.

(e) As contemplated by the SPMC, the Public Benefit Units should generally be reserved for occupancy by Qualified Public Benefit Participants between forty-five (45) and fifty-five (55) years, but not less than thirty (30) years, after City issues applicable certificates of occupancy, which reservation will be set forth in recorded deed restrictions.

Developer agrees to prepare deed or lease restrictions related to the Public Benefit Units in a form reasonably acceptable to the City Attorney, whose approval must not unreasonably be withheld. If the City Attorney does not approve the proposed deed restrictions within seven (7) business days of their submittal by Developer, the deed restrictions will be deemed approved. If, after review, the City Attorney denies its approval of any proposed Public Benefit Unit deed restrictions, the City Attorney must notify Developer in writing of the basis of its denial and indicate those steps Developer can take to prepare acceptable deed restrictions.

8.7.2 Inclusionary Housing. In lieu of providing very-low, low- and moderate-income housing in the Project, Developer will contribute $4,642.86 upon issuance of certificate of occupancy for each market-rate residential unit (i.e., exclusive of Public Benefit Units and assisting living units), totaling $6,500,000.00, to the City's Affordable Housing Trust Fund, which must be used by City for constructing affordable housing.

8.7.3 Alternative Compliance. City agrees that, upon adoption of the Enacting Ordinance, Sections 8.7.1 and 8.7.2 of this Agreement satisfies the requirements of SPMC § 16.13.404 for purposes of establishing an Affordable Housing Plan. Specifically, the calculation of in-lieu fees meets the City's affordable housing objectives in that the Affordable Housing Trust Fund will be funded with monies for construction of affordable housing; it is impracticable to strictly comply with the SPMC requirements for inclusionary housing because of the location of the Project Site removed from downtown and from agricultural employment; and because of geologic, hydrologic and other environmental constraints on the Project Site. In addition, City agrees that Section 8.7.2 satisfies the requirements of SPMC §§ 16.13.402(E) and 16.13.407(A) for purposes of calculating the amount of the in-lieu fees.

8.7.4 Density Bonus Units. Developer hereby waives its right to any density bonus units to which it may be entitled pursuant to Government Code § 6915 *et seq*. and Santa Paula Municipal Code §§ 16.13.310 *et seq*..

8.7.5 Tax In-Lieu Fee. To the extent permitted by law, Developer agrees to covenant property within the Haun Creek Neighborhood, in a form approved by the City Attorney, to ensure any conveyance of the property for purposes of non-market rate dwelling units protects City from property tax revenue loss.

8.8 Fiscal Impact Deposit. A Fiscal Impact Analysis was prepared for the Project comparing revenues generated by East Area 1 to City service costs to determine if the Project's

tax revenues will be sufficient to fund the Project's need for public services. Under the baseline scenario used in the study, at buildout East Area 1 will annually generate approximately $2.5 to $3 million in gross revenues with annual service costs of approximately $1.6 million. Thus an estimated surplus of $800,000 to $1.2 million is anticipated annually. Based on the assumed phasing and buildout schedule, there may be annual shortfalls in years 5, 6 and 7 of the Project of approximately $630,000. Developer must deposit $1,000,000.00 with City upon completion of all annexation proceedings and exhaustion of all statutes of limitation and challenge periods ("Fiscal Shortfall Deposit"). City must deposit the Fiscal Shortfall Deposit in an interest-bearing account. In connection with the "Annual Review" (as defined in Section 11.1 below), Developer must submit for City's review and approval an update of the Fiscal Impact Analysis ("Annual Fiscal Update"). The Annual Fiscal Update will use the same model as the Fiscal Impact Analysis, but reflect the cumulative actual data, including (i) the actual development in the Project to date, (ii) the actual residential sales prices in the Project to date, (iii) the transfer of any property within the Project to a tax-exempt entity, and (iv) the City's actual cost for public services to the Project to date. To the extent that the Annual Fiscal Update identifies any deficit in the cumulative City revenues from the Project to date less than the cumulative cost of public services to the Project to date, an equivalent amount may be transferred from the Fiscal Shortfall Deposit to the City's General Fund. At the conclusion of the Annual Review following the tenth (10th) anniversary of this Agreement, any remaining Fiscal Shortfall Deposit must be refunded to Developer.

ARTICLE 9
CONSIDERATION OF PERMITS AND APPROVALS

<u>9.1 In General</u>.

9.1.1 Review and Action Generally. Upon Developer's submission of any complete application for an Approval together with any fees permitted under Article 5 and required by City in accordance with Applicable Law, City will commence and complete (and use its best efforts to commence and complete in a prompt and diligent manner) all steps necessary to act on the application. To this end, Developer must promptly provide to City all information that is reasonably requested by City for its consideration of any such application.

9.1.2 Expedited Review Procedures. City must develop and implement fast-track municipal development procedures, including those for design review, building inspection and permitting processes, for the Project, to the end that design and construction of the Project may proceed expeditiously and not be subject to undue delays or costs. Among other things, City and Developer must discuss terms and conditions under which City employs contract personnel, at Developer's expense and in a manner consistent with the provisions of Article 6 above, to perform plan checking, inspection of public improvements, engineering services, building inspection services and other similar service.

9.1.3 Consideration of Applications in Light of Applicable Law.

(a) Except as otherwise specifically provided in this Article 9, all applications for Approvals submitted by Developer will be considered by City in light of, and in accordance with, Applicable Law (provided, however, that inconsistency with any Applicable Law does not constitute grounds for denial of an application for an Approval which is requested by Developer as an amendment to such Applicable Law). Any tentative subdivision map approved for all or any portion of the Project Site (or needed for any Project Facilities and Infrastructure) must comply with the requirements of California Government Code § 66473.7.

(b) In approving the Project Approvals, City established standards and procedures to guide the future development of the Project. The Subsequent Approvals will be deemed tools to implement those standards and procedures and must be consistent therewith. Without limiting the generality of the foregoing, except as otherwise agreed to by Developer, City must not through any Project Approval or the imposition of any condition of approval thereto, violate the provisions of Section 5.2 above. After Developer submits all required applications and processing fees for any Subsequent Approval, City must commence and complete (and use its best efforts to promptly and diligently commence and complete) all steps necessary to act on the Subsequent Approval application including, without limitation, (i) the notice and holding of public hearings and (ii) the decision whether to approve the Subsequent Approval application, as set forth in subsection (c) below.

(c) An application by Developer for a Subsequent Approval may be denied by City only if such application does not comply with this Agreement or Applicable Law (provided, however, that inconsistency with a Project Approval does not constitute grounds for denial of a Subsequent Approval requested by Developer that is an amendment to that Project

Approval) or City is unable to make all findings required by state law in connection with such Subsequent Approval. City may approve an application for such a Subsequent Approval subject to any conditions necessary to bring the Subsequent Approval into compliance with this Agreement or Applicable Law.

9.2 Amendments to General Plan and Specific Plan. The parties anticipate that, from time to time, Developer may request amendments to the General Plan or the Specific Plan to respond to changing circumstances and conditions. City is under no obligation to approve any such application and may, in the exercise of its legislative discretion, approve, deny or propose conditions to or modifications in any such application by Developer for an amendment to the General Plan or the Specific Plan, including conditions or modifications that might otherwise be prohibited by the vested rights provided by this Agreement. Developer will have a reasonable opportunity to review any such proposed conditions and modifications and withdraw its application for a general plan amendment or specific plan amendment (in which case neither Developer's proposed amendments nor the City's proposed modifications will become effective).

9.3 CEQA Compliance. City must streamline the environmental review of Approvals under CEQA including, without limitation, relying on the EAO FEIR to the maximum extent permitted by law including, without limitation, Government Code § 65457. In connection with its consideration of any application for an Approval, City and Developer must meet and confer as to the most appropriate form for the environmental review of such approval; provided, however, that City retains the authority to decide on the most appropriate form of such environmental review, subject to the provisions of applicable state law and regulations.

9.4 Life of Approvals. To the maximum extent permitted by law, any Approval issued by City will continue in effect without expiration until the later to occur of (i) the expiration or earlier termination of this Agreement; or (ii) the date upon which such Approval would otherwise expire under Applicable Law.

ARTICLE 10
AMENDMENTS

<u>10.1 Operating Memoranda and Amendments of Development Agreement.</u>

10.1.1 Operating Memoranda. The Parties acknowledge that the provisions of the Agreement require a close degree of cooperation and that new information and future events may demonstrate that changes are appropriate with respect to the details of performance of the Parties under this Agreement. The Parties desire, therefore, to retain a certain degree of flexibility with respect to the details of performance for those items covered in general terms under this Agreement. If and when, from time to time, the Parties find that refinements or adjustments are desirable, such refinements or adjustments will be accomplished through operating memoranda or implementation agreements approved by the Parties which, after execution, will be attached to this Agreement as addenda and become a part hereof.

Operating memoranda or implementation agreements may be executed on behalf of the City by the City Manager and the City Attorney. In the event a particular subject requires notice or hearing, such notice or hearing will be appropriately given. Any significant modification to the terms of performance under this Agreement will be processed as an amendment of this Agreement in accordance with Article 10 and must be approved by the City Council.

10.1.2 Amendments. This Agreement may be amended from time to time only upon the mutual written consent of City and Developer; provided, however, that in connection with the transfer of any portion of Developer's rights or obligations under this Agreement to another developer pursuant to the provisions of Article 13 below, Developer (or any assignee of Developer's rights under this Section 10.1.2), such other developer and City may agree that the signature of such other developer may be required to amend this Agreement insofar as such amendment would materially alter the rights or obligations of such developer hereunder. In no event will the signature or consent of any "Non-Assuming Transferee" (defined below) be required to amend this Agreement.

10.1.3 Minor Changes. Any change to this Agreement which does not substantially affect (i) the Term of this Agreement, (ii) permitted uses of the Project Site, (iii)

provisions for the reservation or dedication of land, (iv) conditions, terms, restrictions or requirements for subsequent discretionary actions, (v) the density or intensity of use of the Project Site or the maximum height or size of proposed buildings or (vi) monetary contributions by Developer, will, with Developer's consent, be subject to the review and approval of the City's city manager (the "City Manager") and not require notice or public hearing, except to the extent otherwise required by law.

10.1.4 Future Development Agreements. Except as otherwise consented to by Developer, any future development agreement that may be entered into between City and a successor or assign of Developer with respect to any portion of the Project Site must be consistent with the terms and provisions of this Agreement.

10.2 Future Approvals Do Not Require Amendments to Development Agreement. Except as may be otherwise agreed to by the parties, no amendment of this Agreement is required in connection with the issuance of any Approval. Any Approval issued after the Effective Date will automatically be incorporated into this Agreement and vested hereby. City will not issue any Approval for any portion of the Project Site unless Developer requests such Approval from City.

ARTICLE 11
ANNUAL REVIEW

11.1 In General. The City Manager or the designee thereof will, on an annual basis, conduct an annual review of Developer's compliance with the terms and conditions of this Agreement (the "Annual Review"), in accordance with the procedures set forth in this Article 11.

11.2 Preliminary Procedures. The Annual Review will be initiated on or before June 16th of each year during the term of this Agreement by (i) the submission to City by Developer of a request to initiate the Annual Review or (ii) the submission to Developer by City of a notice that City is initiating the Annual Review. Within fourteen (14) days following the delivery of the request or notice specified in the foregoing sentence, City Manager will provide to Developer in writing a description of the types of information reasonably determined necessary by City Manager to conduct the Annual Review. Developer and City Manager will thereafter meet and confer as to (i) the matters described in City Manager's request for information; (ii) appropriate

timeframes for the preparation and submittal of the materials requested by City Manager, additional meetings between City and Developer to discuss those materials and preparation of a draft report by City Manager concerning the matters to be addressed by the Annual Review; and (iii) a tentative date for a public hearing at which the Annual Report will be considered by City Manager (which will be no later than June 16th of such year unless additional time is required for the preparation and submittal of information needed for the Annual Review).

11.3 Preparation for and Conduct of Public Hearing.

11.3.1 Meetings and Conferrals. After the Developer submits any information requested by City Manager as set forth in Section 11.2 above, Developer and City Manager will meet and confer as to all subjects appropriately included in the Annual Review with the objective of arriving at mutually acceptable conclusions with respect to any and all such subjects. If there are any disagreements between City Manager and Developer that are not resolved during such meetings and conferrals, their respective positions will be set forth in the draft "Annual Report" described below.

11.3.2 Preparation of Draft Annual Report. Following the meetings and conferrals described in Section 11.3.1 above, City Manager will (i) prepare a draft report (the "Draft Annual Report") summarizing the results of such meetings and conferrals and containing City Manager's conclusions with respect to each of the matters required to be included in the Annual Review and (ii) schedule a public hearing on the Draft Annual Report. At least ten (10) business days before the public hearing, City Manager will deliver to Developer a copy of the Draft Annual Report and any documents or analysis used or relied upon preparing such report. Developer is permitted an opportunity to respond to City Manager's evaluation of its performance by written and oral testimony before the City Manager, including any public hearing.

11.3.3 Conduct of Public Hearing and Final Decision. City will conduct one public hearing on the Draft Annual Report, which will be noticed in a newspaper of general circulation. During such public hearing, City Manager will accept and consider any testimony of Developer and interested citizens and make a final determination as to whether to adopt the Draft Annual Report as written or, instead, adopt it with modifications. The annual report so adopted by City Manager (the "Annual Report") will thereafter be presented to the City Council for its

review, information and, if any City Council action is required pursuant to Section 11.4 below, assistance in taking any such action.

11.4 Further Actions.

11.4.1 Finding of Compliance. If the City Manager finds good faith compliance by Developer with the terms of this Agreement, the City Manager will issue a "Finding of Compliance" in recordable form and that can be recorded by Developer or any "Mortgagee" (defined below). The issuance of a Finding of Compliance by the City Manager and the expiration of the appeal period hereinafter specified without appeal, or the confirmation by the City Council of the issuance of the Finding of Compliance upon such appeal, concludes the Annual Review for the applicable period and such determination is final.

11.4.2 Finding of Noncompliance. If the City Manager finds Developer has not complied in good faith with the terms or conditions of this Agreement, the City Manager will issue a "Finding of Noncompliance" and deliver to Developer the notice specified under Section 12.1.1 below. A Finding of Noncompliance is deemed a notice of default with respect to Developer and commences the sixty (60) day cure period set forth in Section 12.1.1 below.

11.4.3 Public Notice of Finding. Any appeal of the issuance of a Finding of Compliance or Finding of Noncompliance (including any appeal by Developer) must be filed within twenty (20) days following such issuance and, in the case of a Finding of Noncompliance, the filing of such an appeal tolls the 60-day cure period specified below. After completion of a duly-noticed public hearing, the City Council must issue a final Finding of Compliance or Finding of Noncompliance. Such a final Finding of Noncompliance is deemed a notice of default and commences a new 60-day cure period under Section 12.1.1 below. Not in limitation of the forgoing, Developer retains the right to challenge City's issuance of any final Finding of Noncompliance, pursuant to Code of Civil Procedure § 1094.5.

11.4.4 Deemed In Compliance. For any year during the Term, if City fails to conduct the Annual Review and Developer notifies City in writing of such failure and City fails to commence the Annual Review within fifteen (15) days of such notice and complete the Annual Review within forty five (45) days of such notice, Developer is conclusively deemed in compliance with the terms of this Agreement for that Annual Review period.

ARTICLE 12

DEFAULT, REMEDIES, TERMINATION OF DEVELOPMENT AGREEMENT

12.1 Defaults.

12.1.1 Notice and Cure. Any failure by City or Developer to perform any term or provision of this Agreement, which failure continues uncured for a period of sixty (60) days following written notice of such failure from the other party (unless such period is extended by written mutual consent), constitutes a default under this Agreement. Any notice given pursuant to the preceding sentence must specify the nature of the alleged failure and, where appropriate, the manner in which such alleged failure satisfactorily may be cured. If the nature of the alleged failure is such that it cannot reasonably be cured within such 60-day period, then the commencement of the cure within such time period, and the diligent prosecution to completion of the cure thereafter, is deemed to be a cure within such 60-day period. If the alleged failure is cured, then no default exists and the noticing party will take no further action. If the alleged failure is not cured, then a default exists under this Agreement and the non-defaulting party may exercise any of the remedies available under Sections 12.2 and 12.3 below. No failure or delay in giving notice of default constitutes a waiver of default; provided, however, that the provision of notice and opportunity to cure is nevertheless a prerequisite to the enforcement or correction of any default.

12.1.2 Actions During Cure Period. During any cure period specified under Section 12.1.1 above, and during any period before any delivery notice of failure or default, the party charged will not be considered in default for purposes of this Agreement. If there is a dispute regarding the existence of a default, the parties will otherwise continue to perform their obligations hereunder, to the maximum extent practicable in light of the disputed matter and pending its resolution or formal termination of the Agreement. City will continue to process in good faith development applications during any cure period, but need not approve any such application if it relates to a development project on the Project Site with respect to which there is an alleged default hereunder.

12.2 Remedies of Non-Defaulting Party.

12.2.1 In General. In the event any party is in default under the terms of this Agreement, the non-defaulting party may elect, in its sole and absolute discretion, to pursue any of the following courses of action: (i) waive such default; (ii) in City's case, pursue administrative remedies as provided in Section 12.2.2 below; (iii) pursue remedies as provided for in, and in accordance with, Section 15.5 below; and/or (iii) terminate this Agreement as and to the extent permitted by Section 12.3 below. In no event will City modify this Agreement as a result of a default by Developer except in accordance with the provisions of Article 10 above.

12.2.2 Severability of Default. City acknowledges that the development of the Project may be carried out by more than one person or entity under this Agreement (e.g., portions of Developer's interest in the Project Site and this Agreement may be transferred to another developer or developers under Article 13 below). Accordingly, (i) if City determines to terminate or exercise any other remedy under this Agreement due to a default by any developer, such termination or other remedy applies only with respect to the rights or responsibilities hereunder of the defaulting developer, (ii) City must refrain from seeking any termination of this Agreement or other remedy if such action materially would affect the ability of a non-defaulting developer to realize the benefits intended to be provided to them hereunder and (iii) any termination of this Agreement by a developer other than Developer is deemed to terminate only those rights and obligations arising hereunder between City and such developer. The parties acknowledge and agree that, in accordance with the provisions of Article 13 below, more than one developer may be responsible for certain actions required by this Agreement to be undertaken or not to be undertaken, and that more than one developer therefore may be in default with respect thereto. The parties further acknowledge and agree that, notwithstanding the provisions of (ii) above, in certain instances it may not be possible for City to exercise remedies against the developer of one portion of the Project without affecting in some way the developer of some other portion of the Project.

12.3 Termination of Development Agreement Due to Default.

12.3.1 In General. Either City or Developer may terminate this Agreement following the procedures set forth in Section 12.3.2 below in the event of a material default by the other party, provided (i) such default severely and adversely affects the interests of the non-

defaulting party, (ii) such default is not cured in accordance with the provisions of Section 12.1 above, and (iii) the non-defaulting party first has exercised any and all administrative or other remedies available to secure defaulting party's compliance with the terms and provisions of this Agreement and such compliance did not occur. Notwithstanding the foregoing, City must refrain from seeking any termination of this Agreement or other remedy if such action materially would affect the ability of a non-defaulting developer to realize the benefits intended to be provided them hereunder, as contemplated by Section 12.2.2(ii) of this Agreement. Notwithstanding the provisions of 12.3.1(ii) above, City is not required, as a prerequisite to initiating the termination of this Agreement, to exercise its administrative and other remedies for a period exceeding one hundred eighty (180) days or, if the parties are making reasonable progress towards resolution of the matter claimed to be a default hereunder, such longer period as mutually may be agreed to by the parties. A termination of this Agreement by any developer does not affect the rights or obligations of any other developer.

12.3.2 Procedures for Termination.

(a) Before any proposed termination of this Agreement pursuant to this Section 12.3, and following the one hundred eighty (180) day period specified in Section 12.3.1 above to the extent applicable, a non-defaulting party intending to seek termination of this Agreement must deliver to the defaulting party (or parties) a written "Preliminary Notice of Intent to Terminate" this Agreement, and all parties will meet and confer with the objective of attempting to arrive at a mutually acceptable alternative to termination. If the parties determine that no such alternative exists, then the non-defaulting party desiring to terminate this Agreement must deliver to the defaulting party a written "Final Notice of Intent to Terminate" this Agreement.

(b) Within sixty (60) days after a Final Notice of Intent to Terminate is delivered by City to a defaulting party, the matter will be reviewed and considered by the City Council in the manner set forth in Government Code §§ 65865, 65867, and 65868. Termination is effective upon the passage of thirty (30) days following such consideration and review by the City Council, unless the default is resolved to the mutual satisfaction of the parties before such date.

(c) Within sixty (60) days after a Final Notice of Intent to Terminate is delivered by Developer to City, the matter will be reviewed and considered by the City Council

for the purpose of determining whether City should take any further curative action in light of the delivery by Developer of a Final Notice of Intent to Terminate. Termination is effective thirty (30) days after such consideration and review by the City Council (or ninety (90) days following delivery by Developer of a Final Notice of Intent to Terminate if the City Council fails to complete its review and consideration of such matter in accordance with the provisions of the preceding sentence), unless the default is resolved to the mutual satisfaction of the parties before such date.

ARTICLE 13

ASSIGNMENT, TRANSFER AND NOTICE

13.1 Assignment of Interests, Rights and Obligations. Developer may transfer all or any portion of its interest in, and rights and obligations under, this Agreement to any person acquiring an interest or estate in all or any portion of the Project Site (any such portion, a "Transfer Property"), including, without limitation, purchasers or ground lessees of such Transfer Property (a "Transferee"). Any such transfer must, as and to the extent set forth below, relieve the transferring party (a "Transferor") of any and all rights and obligations under this Agreement insofar as they pertain to the Transfer Property.

13.2 Transfers to Third Persons In General.

13.2.1 In General. In connection with any transfer by a Transferor of all or any portion of the Project Site (other than a transfer or assignment to a "Non-Assuming Transferee" as described in Section 13.3 below or a "Mortgagee" as defined in Section 14.1 below), the Transferor and the Transferee may enter into a written agreement regarding the respective rights and obligations of the Transferor and the Transferee in and under this Agreement (a "Transfer Agreement"). Any such Transfer Agreement may contain provisions (i) releasing the Transferor from any rights and obligations under this Agreement that relate to the Transfer Property, provided the Transferee expressly assumes all such rights and obligations, (ii) transferring to the Transferee a vested right to improve and use that portion of the Project Site being transferred and any other rights or obligations of the Transferor arising under this Agreement, and (iii) addressing any other matter deemed necessary or appropriate in connection with the Transfer of the Transfer Property.

13.2.2 City Review of Release Provisions.

(a) A Transferor has the right, but not the obligation, to seek City's consent to those provisions of any Transfer Agreement purporting to release such Transferor from any obligations arising under this Agreement (the "Release Provisions"). If a Transferor fails to seek City's consent or City fails to consent to any of such Release Provisions, then such Transferor may nevertheless transfer to the Transferee any and all rights and obligations of such Transferor arising under this Agreement (as described in Sections 13.2.1(i) and (ii) above) but, with respect to City, is not released from those obligations described in the Release Provision to which City did not consent. If City consents to any Release Provisions, then (i) the Transferor is free from any and all obligations accruing on or after the date of any transfer with respect to those obligations described in such Release Provisions and (ii) no default hereunder by Transferee with respect to any obligations from which the Transferor was released can be attributed to the Transferor nor may such Transferor's rights hereunder be canceled or diminished in any way by any such default.

(b) City will review and consider promptly and in good faith any request by a Transferor for City's consent to any Release Provisions. City's consent to any such Release Provisions may be withheld only if, in light of the proposed Transferee's reputation and financial resources, such Transferee would not in City's reasonable opinion be able to perform the obligations proposed to be assumed by such Transferee. In no event will City's consent to any Release Provisions unreasonably be withheld.

<u>13.3 Non-Assuming Transferees</u>. Except as otherwise required by Developer in Developer's sole discretion, the burdens, obligations and duties of Developer under this Agreement terminate with respect to, and neither a Transfer Agreement nor City's consent is required in connection with, (i) any individual single-family residence (and its associated lot) that has received a certificate of occupancy and been conveyed to a third party or (ii) any property that has been established as a separate legal parcel for office, commercial, industrial, school or other nonresidential uses (other than property to be dedicated to the City or some financing or management entity such as a geological hazard abatement district, community facilities district or similar mechanism). The transferee in such a transaction and its successors ("Non-Assuming Transferees") are deemed to have no obligations under this Agreement, but

continue to benefit from the vested rights provided by this Agreement for the duration of the Term. Nothing in this section exempts any property transferred to a Non-Assuming Transferee from payment of applicable fees and assessments or compliance with applicable conditions of approval.

ARTICLE 14
MORTGAGEE PROTECTION

14.1 In General. The provisions of this Agreement will not prevent or limit Developer's right to encumber the Project Site or any portion thereof or any improvement thereon by any mortgage, deed of trust or other security device securing financing (a "Mortgage") with respect to such portion. City acknowledges that lenders providing such financing and other "Mortgagees" (defined below) may require certain interpretations and modifications to this Agreement and agrees upon request, from time to time, to meet with Developer and representatives of such lenders to negotiate in good faith any such request for interpretation or modification. City will not unreasonably withhold its consent, which may be given by the City Manager or its designee, to any such requested interpretation or modification provided such interpretation or modification is consistent with the intent and purposes of this Agreement. Any person holding a mortgage, deed of trust or other security instrument on all or any portion of the Project Site made in good faith and for value (each, a "Mortgagee"), will be entitled to the rights and privileges set forth in this Article 14.

14.2 Mortgagee Protection. Notwithstanding any other provision of this Agreement, neither this Agreement nor any provision, amendment or breach of this Agreement will operate to defeat or render invalid the rights of any present or future Mortgagee under a Mortgage encumbering the Project Site or any part thereof, or any interest therein, made for value; provided, that after the "Foreclosure" (defined below) of any such Mortgage, the portion of the Project Site, or the interest therein, that had been encumbered by such Mortgage will remain subject to and entitled to the benefits of this Agreement. As used in this Agreement, the term "Foreclosure" means foreclosure, sale under a power of sale, or deed in lieu of either of the foregoing. This clause is self-operative, but within ten (10) business days after request from Developer, the City Manager, or its designee, will execute a commercially reasonable

subordination agreement in favor of any Mortgagee; provided, however, with respect to any Mortgage encumbering the Project Site after the date of this Agreement, the subordination of this Agreement is conditioned upon such Mortgagee executing a commercially reasonable non-disturbance agreement in favor of City. In lieu of having the Mortgage be superior to this Agreement, a Mortgagee will have the right at any time to subordinate its Mortgage to this Agreement. If requested by a successor-in-interest to all or a part of Developer's interest in the Project Site, City will, without charge, subordinate and attorn to the successor-in-interest.

14.3 Notice of Default to Mortgagee. If a Mortgagee has submitted a request in writing to City in the manner specified herein for giving notices, the City Manager, or its designee, will provide to such Mortgagee written notification from City of any failure or default by Developer in the performance of Developer's obligations under this Agreement, which notification must be provided to such Mortgagee at such time as such notification is delivered to Developer.

14.4 Right of Mortgagee to Cure. Any Mortgagee has the right, but not the obligation, to cure any failure or default by Developer during the cure period allowed to Developer under this Agreement, plus an additional cure period that extends to the date that is sixty (60) days after Mortgagee obtains possession of the property (such as by seeking the appointment of a receiver or other legal process) if, in order to cure such failure or default, it is necessary for the Mortgagee to obtain possession of the property (such as by seeking the appointment of a receiver or other legal process); provided, however, that if the nature of the alleged failure or default is such that it cannot reasonably be cured within such 60-day period, then the commencement of the cure within such time period, and the diligent prosecution to completion of the cure thereafter, is deemed to be a cure within such 60-day period. Any Mortgagee that undertakes to cure or attempt to cure any such failure or default must provide written notice to City that it is undertaking efforts of such a nature; provided that no initiation of any such efforts by a Mortgagee obligates such Mortgagee to complete or succeed in any such curative efforts.

14.5 Liability for Past Defaults or Obligations. Subject to the foregoing, any Mortgagee or other party who comes into possession of the Project or the Project Site or any part thereof pursuant to Foreclosure, eviction or otherwise, takes such property subject to the rights and obligations of this Agreement and in no event will any such property be released from any

obligations associated with its use and development under the provisions of this Agreement. Nothing in this Article 14 prevents City from exercising any remedy it may have for a default under this Agreement; provided, however, that in no event will any Mortgagee or other party who comes into possession of the Project or the Project Site or any part thereof pursuant to Foreclosure, eviction or otherwise, be liable for any defaults or monetary obligations of Developer or its successors in interest arising before acquisition of possession of such property by such Mortgagee or other party.

ARTICLE 15
MISCELLANEOUS

15.1 Project Is A Private Undertaking. The development proposed to be undertaken by Developer is a private development, and Developer may exercise full dominion and control over the Project subject only to the limitations and obligations of Developer contained in this Agreement.

15.2 Cooperation in the Event of Legal Challenge.

15.2.1 Third Party Challenges. In the event of any administrative, legal or equitable action or other proceeding instituted by any person or entity not a party to the Agreement challenging the validity of any provision of this Agreement, challenging any Approval, or challenging the sufficiency of any environmental review of either this Agreement or any Approval under CEQA (each a "Third Party Challenge"), each party must cooperate in the defense of such Third Party Challenge, in accordance with this Section 15.2.1. Developer agrees to pay the City's costs of defending a Third Party Challenge, including all court costs and reasonable attorney's fees expended by City (including the time of the City Attorney) in defense of any Third Party Action, as well as the time of the City's staff spent in connection with such defense. Developer may select its own legal counsel to represent Developer's interests in any Third Party Challenge at Developer's sole cost and expense. City agrees that it will not enter into a settlement agreement to any Third Party Challenge without Developer's written consent. Developer's obligation to pay the City's costs in the defense of a Third Party Challenge does not extend to those costs incurred on appeal unless otherwise authorized by Developer in writing.

15.2.2 Third Party Challenges Related to the Applicability City Laws. The provisions of this Section 15.2.2 will apply only in the event of a legal or equitable action or other proceeding, before a court of competent jurisdiction, instituted by any person or entity not a party to the Agreement challenging the applicability to the Project or Project Site of a conflicting City Law (as contemplated by Section 5.2.2 of this Agreement) (a "Third Party Enforcement Action"):

(a) In the event of a Third Party Enforcement Action, the City must (i) promptly notify Developer of such action or proceeding, and (ii) stipulate to Developer's intervention as a party to such action or proceeding unless Developer has already been named as a respondent or real party in interest to such action or proceeding. In no event will City take any action that would frustrate, hinder, or otherwise complicate Developer's efforts to intervene, join or otherwise participate as a party to any Third Party Enforcement Action. As requested by Developer, City must use its best efforts to ensure that Developer is permitted to intervene, join or otherwise participate as a party to any Third Party Enforcement Action. If, for any reason, Developer is not permitted to intervene, join or otherwise participate as a party to any Third Party Enforcement Action, the parties to this Agreement agree to cooperate, to the maximum extent permitted by law, in the defense of such action or proceeding. For purposes of this Section, the required cooperation between the parties includes, without limitation, developing litigation strategies, preparing litigation briefs and other related documents, conferring on all aspects of the litigation, developing settlement strategies, and, to the extent permitted by law, jointly making significant decisions related to the relevant litigation, throughout the course thereof.

(b) City's costs of defending any Third Party Enforcement Action, including all court costs, and reasonable attorney's fees expended by City (including the time of the City Attorney) in defense of any Third Party Enforcement Action, as well as the time of the City's staff spent in connection with such defense (the "Enforcement Action Defense Costs), will be paid by in accordance with Section 15.2.1 of this Agreement. Notwithstanding the forgoing, in no event will the Enforcement Action Defense Costs extend to, nor will Developer or the Project be obligated to pay, any costs incurred on appeal unless otherwise authorized by Developer in writing;

(c) City must not enter into a settlement agreement or take any other action to resolve any Third Party Enforcement Action without Developer's written consent. City must not, without Developer's written consent, take any action that would frustrate, hinder or otherwise prevent Developer's efforts to settle or otherwise resolve any Third Party Enforcement Action.

(d) Provided that City complies with this Section 15.2.2 and provided that Developer is a party to the relevant Third Party Enforcement Action, Developer agrees to be bound by any final judgment (i.e., following all available appeals) arising out of a Third Party Enforcement Action and further agrees that no default under this Agreement will arise if such final judgment requires City to apply to the Project or Project Site a City Law that conflicts with Applicable Law or this Agreement.

15.3 Defense and Indemnity. Developer must defend and indemnify City from and against any and all damages, claims, costs and liabilities arising out of the personal injury or death of any third party, or damage to the property of any third party, to the extent such damages, claims, costs or liabilities result from the construction of the Project by Developer or by Developer's contractors, subcontractors, agents or employees. Nothing in this Section 15.3 will be construed to mean that Developer must defend or indemnify City from or against any damages, claims, costs or liabilities arising from, or alleged to arise from, activities associated with the maintenance or repair by City or any other public agency of improvements that have been offered for dedication and accepted by City or such other public agency or for any other public improvements constructed by City or constructed by Developer at direction of City. City and Developer may from time to time enter into subdivision improvement agreements, as authorized by the Subdivision Map Act, which agreements may include defense and indemnity provisions different from those contained in this Section 15.3. In the event of any conflict between such provisions in any such subdivision improvement agreement and the provisions set forth above, the provisions of such subdivision improvement agreement will prevail.

15.4 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of California. Jurisdiction for all disputes is Ventura County, California. The standard of review for determining whether a default has occurred under the Agreements is to be the standard generally applicable to contractual obligations in California. The terms and provisions of this Section 15.4 will survive any termination of this Agreement.

15.5 Resolution of Disputes.

15.5.1 In General. Section 15.5 of this Agreement establishes the exclusive process by which disputes between or among the parties to this Agreement concerning or relating to this Agreement will be resolved. The dispute resolution process established herein will apply to disputes between the parties related to the interpretation or enforcement of, or compliance with, the terms and provisions of this Agreement. Disputes that are not alleged to relate to the interpretation or enforcement of, or compliance with, this Agreement are not subject to this dispute resolution process.

15.5.2 Informal Discussions. With regard to any dispute between or among the parties contemplated by Section 15.5.1 above, within seven (7) days written notice from ether party, the City Manager and Developer's senior executives must meet and attempt in good faith to resolve any such disputes through informal discussions, which discussions will not exceed ten (10) business days.

15.5.3 Mediation.

(a) If the parties are unable to resolve their dispute through informal discussion, as contemplated by Section 15.5.2, then either party may commence mediation by providing to JAMS (or other mediator mutually agreed to by the parties) and the other parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in all phases of the mediation in good faith.

(b) The mediation process will occur in two phases, if necessary, as described below. During the first phase of the mediation, which in no event will exceed thirty (30) days unless otherwise agreed to by the parties, the parties will attempt to resolve their dispute in accordance with JAMS standard mediation procedures. If the parties are unable to resolve their dispute during this first phase of the mediation process, then the second phase of the mediation process will be conducted in a manner consistent with subsection (c) of this Section 15.5.3.

(c) If the parties are unable to resolve their dispute through the first phase of mediation, as described in Section 15.5.3(b) above, the party that commenced mediation in accordance with Section 15.5.3(a) above (the "Complaining Party"), will have ten (10)

business days from the expiration of the thirty (30) business day period described in Section 15.5.3(b) to file a brief with the other party (the "Responding Party") and with the mediator presiding over the first phase of the mediation process (the "Mediator"), which brief must set forth the merits of the Complaining Party's position regarding the issues raised during the first phase of mediation (the "Initial Brief"). The Responding Party will have ten (10) business days from its receipt of the Initial Brief to file a brief with the Mediator and the Complaining Party responding to the issues raised in the Initial Brief and setting forth the merits of the Responding Party's position regarding the issues raised during the first phase of mediation (the "Responding Brief"). The Complaining Party will have five (5) business days from its receipt of the Responding Brief to file a reply brief with the Mediator and the Responding Party replying to the issues raised in the Responding Brief (the "Reply Brief"). In no event will the Initial Brief and the Responding Brief be longer than fifteen (15) pages and in no event will the Reply Brief be longer than ten (10) pages. Except as otherwise set forth in this Section 15.5.3(c), the Initial Brief, the Responding Brief and the Reply Brief will be formatted in accordance with requirements of Rule 201 of the California Rules of Court, unless otherwise agreed to by the parties. The Mediator will have two weeks following its receipt of the Reply Brief to consider the arguments set forth by the Complaining Party and the Responding Party in their respective briefs and issue an opinion stating which party the Mediator would consider to be the prevailing party if the Mediator were a judge presiding over the dispute in a court of law (the "JAMS Opinion").

(d) All offers, promises, conduct and statements, including the JAMS Opinion, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Notwithstanding the forgoing, the JAMS Opinion will serve as the basis solely for determining whether, in the event a dispute between the parties is litigated, either party will be awarded attorneys fees in accordance with Section 15.5.4 of this Agreement.

(e) Either party may, at its own cost, seek (i) equitable relief before the mediation to preserve the status quo pending the completion of the mediation process, and (ii)

any available relief necessary to prevent the running of any applicable statutes of limitation governing any and all causes of action related to a dispute between or among the parties concerning or relating to this Agreement. Except for those actions or proceedings described in subsection (i) and (ii) above, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or ninety (90) days after the date of filing the written request for mediation, whichever occurs first.

(f) The provisions of this Section 15.5.3 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all related costs, fees and expenses, including attorney's fees, to be paid by the party against whom enforcement is ordered.

(g) Nothing in this Section 15.5.3 will in any way be interpreted as requiring that Developer and City and/or City's designee reach agreement with regard to those matters being addressed, nor will the outcome of these meetings be binding in any way on City or Developer unless expressly agreed to in writing by the parties to such meetings. Notwithstanding the forgoing, the JAMS Opinion will be binding on the parties solely for the purposes of determining whether, in the event a dispute between or among the parties is litigated, either party will be awarded attorneys fees in accordance with Section 15.5.4 below.

15.5.4 Judicial Remedies and Attorneys Fees.

(a) Except as otherwise specifically stated in this Agreement, either party may, in addition to any other rights or remedies, institute legal action to cure, correct, or remedy any default, enforce any covenant or agreement herein, enjoin any threatened or attempted violation hereof, enforce by specific performance the obligations and rights of the parties thereto or obtain any other remedy consistent with this Agreement, including economic or other applicable damages.

(b) Should any judicial remedy be sought by any party because of any default under this Agreement or to enforce any provision hereof, or to obtain a declaration of rights hereunder (each individually a "Judicial Action"), the prevailing party in such Judicial Action is entitled to reasonable attorney's fees, court costs and such other costs as may be fixed by the court (collectively, "Attorneys Fees"), provided the prevailing party in the Judicial Action was also determined to be the prevailing party in the JAMS Opinion. For purposes of this Agreement, Attorneys Fees will be calculated from the start of the first phase of mediation, as

described in 15.5.3(b), and will include all reasonable costs related to the first and second phases of mediation. If the prevailing party in a Judicial Action was determined to be the losing party in the JAMS Opinion, then each party will assume the cost of their own Attorneys Fees. Not in limitation of the forgoing, the parties will assume their own costs related to the informal dispute resolution process described in Section 15.5.2 above.

15.6 Force Majeure. Performance by any party of its obligations under this Agreement (other than for payment of money) will be excused during any period of "Permitted Delay" as hereinafter defined. For purposes hereof, Permitted Delay includes delay beyond the reasonable control of the party claiming the delay (and despite the good faith efforts of such party) including, without limitation (i) civil commotion, (ii) riots, (iii) strikes, picketing or other labor disputes, (iv) shortages of materials or supplies, (v) terrorism, (vi) damage to work in progress by reason of fire, floods, earthquake or other casualties, (vii) failure, delay or inability of the other party to act, (viii) as to Developer only, the failure, delay or inability of City to provide adequate levels of public services, facilities or infrastructure to the Project Site, (ix) as to City only, with respect to completion of the Annual Review or processing applications for Approvals, the failure, delay or inability of Developer to provide adequate information or substantiation as reasonably required to complete the Annual Review or process applications for Approvals, (x) delay caused by governmental restrictions imposed or mandated by other governmental entities, (xi) enactment of conflicting state or federal laws or regulations, (xii) judicial decisions or similar basis for excused performance, and (xiii) litigation brought by a third party attacking the validity of this Agreement. Any party claiming a Permitted Delay must notify the other party (or parties) in writing of such delay within thirty (30) days after the commencement of the delay, which notice ("Permitted Delay Notice") includes the estimated length of the Permitted Delay. A Permitted Delay will be deemed to occur for the time period set forth in the Permitted Delay Notice unless a party receiving the Permitted Delay Notice objects in writing within ten (10) days after receiving the Permitted Delay Notice. In the event of such objection, the parties must meet and confer within thirty (30) days after the date of the objection with the objective of attempting to arrive at a mutually acceptable solution to the disagreement regarding the Permitted Delay. If no mutually acceptable solution can be reached, either party may take action as may be permitted under Article 12 above.

15.7 Notices. Any notice or communication required under either Agreement between the parties must be in writing, and may be given either personally, by facsimile (with original forwarded by regular U.S. Mail); by email (with original forwarded by regular U.S. Mail) or by FedEx, UPS or other similar courier promising overnight delivery. If personally delivered, a notice or communication is deemed to have been given and received when delivered to the party to whom it is addressed. If given by facsimile transmission, a notice or communication is deemed to have been given and received upon actual physical receipt of the entire document by the receiving party's facsimile machine. Notices transmitted by facsimile after 5:00 p.m. on a normal business day or on a Saturday, Sunday or holiday is deemed to have been given and received on the next normal business day. If given by FedEx, UPS or similar courier, a notice or communication is be deemed to have been given and received on the date delivered as shown on a receipt issued by the courier if such date is a business day or, if such date is not a business day, on the next business day thereafter. Such notices or communications must be given to the parties at their addresses set forth below:

If to City to:	Wally Bobkiewicz, City Manager City of Santa Paula 970 Ventura St. P.O. Box 569 Santa Paula, CA 93060 Facsimile: (805) 525-6258 Email: wbobkiewicz@ci.santa-paula.ca.us
With copies to:	Karl H. Berger, City Attorney Jenkins & Hogin LLP Manhattan Towers 1230 Rosecrans Avenue, Suite 110 Manhattan Beach, CA 90266 Facsimile: (310) 643-8441 Email: kberger@localgovlaw.com
If to Developer to:	Harold S. Edwards, President Limoneira Company 1141 Cummings Road Santa Paula, CA 93060 Facsimile: (805) Email: Hedwards@limoneira.com
With copies to:	Michael C. Penrod Parkstone Companies 860 Hampshire Road, Suite U Westlake Village, CA 91361 Facsimile: (805)379-1219 Email: m.penrod@parkstoneinc.com

And: Carla K. Ryhal, Esq.
5776-D Lindero Canyon Road # 244
Westlake Village, CA 91362
Facsimile: (818) 707-0141
Email: ckryhalesq@msn.com

Any party hereto may at any time, by giving ten (10) days' written notice to the other parties, designate any other address or facsimile number in substitution of the address or facsimile number to which such notice or communication will be given.

15.8 No Joint Venture or Partnership. Nothing contained in this Agreement will be construed as creating a joint venture, partnership or any agency relationship between the parties. City will have no responsibility for public improvements until such time as they are accepted by City.

15.9 Severability. If any provision of this Agreement is held invalid, void or unenforceable but the remainder of this Agreement can be enforced without failure of material consideration to any party, then this Agreement will not be affected and it will remain in full force and effect, unless amended by mutual consent of the parties.

15.10 Estoppel Certificate. Any party to this Agreement, or any Mortgagee, may at any time and from time to time, deliver written notice to the other party or parties requesting such party or parties to certify in writing that, to the knowledge of the certifying party, (i) the Agreement is in full force and effect and a binding obligation of the parties, (ii) the Agreement has not been amended or modified either orally or in writing, and if so amended, identifying the amendments, and (iii) as of the date of the last Annual Review, the requesting party (or any party specified by a Mortgagee) is not, to the knowledge of such requesting party, in default in the performance of its obligations under the Agreement, or if in default, to describe therein the nature and amount of any such defaults. A party receiving a request hereunder must execute and return such certificate or give a written detailed response explaining why it will not do so within thirty (30) days following the receipt thereof. Each party acknowledges that such a certificate may be relied upon by third parties acting in good faith. A certificate provided by City

establishing the status of this Agreement must be in recordable form and may be recorded at the expense of the recording party.

15.11 Further Assurances. Each party will execute and deliver to the other party or parties all such other further instruments and documents and take all such further actions as may be reasonably necessary to carry out this Agreement and the Approvals and to provide and secure to the other party or parties the full and complete enjoyment of its rights and privileges hereunder.

15.12 Construction. All parties have been represented by counsel in the preparation of the Agreements and no presumption or rule that ambiguity be construed against a drafting party will apply to interpretation or enforcement hereof. Captions on sections and subsections are provided for convenience only and will not be deemed to limit, amend or affect the meaning of the provision to which they pertain. In the event of any conflict between the Agreement and the rules, regulations or official policies of City, the provisions of this Agreement prevail to the extent of such conflict.

15.13 Other Miscellaneous Terms. The singular includes the plural; the masculine gender includes the feminine; "must" and "will" are mandatory; "may" is permissive.

15.14 Entire Agreement, Execution and Recordation, Counterparts and Exhibits. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and will be deemed duly executed when each of the parties has executed such a counterpart. This Agreement consists of sixty-eight (68) pages and four (4) exhibits which constitute in full, the final and exclusive understanding and agreement of the parties and supersedes all negotiations or previous agreements of the parties with respect to all or any part of the subject matter hereof. All waivers of the provisions of this Agreement must be in writing and signed by the appropriate authorities of City and Developer. The following exhibits are attached to this Agreement and incorporated herein for all purposes:

Exhibit A-1	Map of East Area 1
Exhibit A-2	Legal Description of Project Site
Exhibit B	Map of Off-Site Agricultural Preserve
Exhibit C	Public Benefit Benchmarks

15.15 Covenant of Good Faith and Fair Dealing. The covenant of good faith and fair dealing is hereby incorporated into this Agreement and will apply to all of the parties' actions and obligations hereunder.

15.16 Time. Time is of the essence of each and every provision hereof.

IN WITNESS WHEREOF, City and Developer have executed this Agreement as of the day and year first above written.

CITY:

CITY OF SANTA PAULA,
a municipal corporation

Robert S. Gonzales, Mayor

ATTEST:

Josie Guzman Herrera, City Clerk

APPROVED AS TO FORM:

Karl H. Berger, City Attorney

APPROVED AS TO CONTENT:

Wally Bobkiewicz, City Manager

DEVELOPER:

LIMONEIRA COMPANY,
a Delaware Corporation

Harold S. Edwards, President

EXHIBIT A-1

MAP OF EAST AREA 1


PORTION SECTION 11, T.3N., R.21W.
Tax Rate Area
81002
107-20
1" = 300'
Bk. 40
V.C.F.C.D.
5
6.04Ac.
SANTA PAULA CREEK CHANNEL
R/W 236/317 V.C. MAP 31,738
V.C.F.C.D.
12
1.43Ac.
70.69Ac.
54.08Ac.
11
62.57Ac.
V.C.F.C.D.
3
1.09Ac.
Par. 2
Par. 2
NE CORNER
LOT 2, SEC. 11
S.P.R.R.
R/W
04
17
Lot 2
UNINCORPORATED AREA
Ventura County Assessor's Map.
DRAWN T.F.M.
REVISED 7-17-2006
CREATED 2-1-1994
EFFECTIVE 63-64 ROLL
PREVIOUS BK.107, Portion Pg.20

EXHIBIT A-2

LEGAL DESCRIPTION OF PROJECT SITE

EXHIBIT B

MAP OF OFF-SITE AGRICULTURAL PRESERVE


Project Site
150
126
W. Main Street
W. Harvard Blvd
S. Briggs Road
W. Telegraph Road
Proposed Mitigation Parcels
126
1.0 0.5 0 1.0
APPROXIMATE SCALE IN MILES

SOURCE: Impact Sciences, Inc. – April 2007

FIGURE C-1

Location of Proposed Mitigation Parcels

831-001-05/07

EXHIBIT C

PUBLIC INFRASTRUCTURE AND FACILITIES

PUBLIC INFRASTRUCTURE OR FACILITY	BENCHMARK
Parks & Open Space	
Santa Paula Creek Sports Park (35 acres w/ $5M improvements)	500th C of O
Central Park (3.5 acres w/ $1M improvements)	
Santa Paula Creek Neighborhood Park (2 acres improved)	2 years after 1st C of O in Santa Paula Creek Neighborhood
Foothill Neighborhood Park & Trailheads (4 acres improved)	2 years after 1st C of O in Foothill Neighborhood
Haun Creek Neighborhood Park (1.5 acres improved)	2 years after 1st C of O in Haun Creek Neighborhood
Santa Paula Creek Linear Park (5.5 acres improved)	Final maps in Santa Paula Creek Civic District and Santa Paula Creek Neighborhood
Haun Creek Linear Park (11.6 acres improved)	Final maps in Haun Creek Neighborhood and Foothill Neighborhood
Southerly Detention Basin Soccer Fields (14.3 acres improved)	1st C of O
Northerly Detention Basin Passive Park (13.7 acres improved) [per Specific Plan	500th C of O
Open Space Preserve (79 acres)	1st Grading Permit
On-Site Agricultural Preserve (55 acres)	1st Grading Permit
Off-Site Agricultural Preserve (34 acres)	1st Grading Permit
Utilities	

Extra Potable Water Tank	1,000th C of O
Dedication of 1,174.4 AFY Potable Water (up to 1,699 AFY)	Annexation; Per monitoring
$5.5 million Contribution of City Wastewater Treatment Plant	Each C of O
Sewer Development Impact Fees (~ $1,233,144 total)	Each C of O
Traffic Improvements	
Santa Paula Bridge	500th C of O
Improvement (curbs, gutters, sidewalk & landscaping) of southerly side of Santa Paula Street east of 12th street	500th C of O
$500,000 for drainage Santa Paula/12 Streets	250th CofO
Traffic signal & reconfigure intersection of Telegraph Road & Hallock Drive	1st C of O
Widen & reconfigure intersection of Hwy. 126 & Hallock Drive	500th C of O
Traffic signal and reconfigure intersection of 12th Street & Santa Paula Street	500th C of O
Widen & reconfigure intersection of Ojai Road (SR-150)/10th Street & Santa Paula Street	500th C of O
Widen & Reconfigure intersection of 8th Street & Santa Paula Street	1,000th C of O
Reconfigure intersection of Palm Avenue & Santa Paula Street	1,000th C of O
Reconfigure intersection of Steckel Drive & Santa Paula Street	1,000 C of O
$100,000 SR-150 Bypass Project Study	City contract
Dedicate SR-150 Right-of-way (1 acre)	1st Grading Permit
Flooding	

Haun Creek Detention Basins (28 acres)	Southern basin @ 1st C of O; northern basin @ 500th C of O
Educational & Civic Facilities	
Dedication of College Site (11.6 acres)	Execution of Development Agreement
Reservation of High School Site (8.3)	1st Tract Map in Santa Paula Civic District
Joint Civic Facility (5.6 acres w/ $5M improvements)	500th C of O
Public Safety Facility (1.5 acres w/ $4M improvements)	500th C of O
$500,000 Development Agreement Contribution	Annexation
City Gateway ($50,000 monumentation + $50,000 to beautification of Telegraph between Hallock & Santa Paula)	500 C of O
Elementary & Middle School Facilities [per SPESD Memorandum of Intent]	
Temporary Elementary School	1st C of O
Reservation of Elementary School Site ($10.8 acres + ~$4 M site preparation)	1st Tract Map in Haun Creek Neighborhood
New Elementary School (~$12.5M)	150 students (~500th C of O)
Elementary Start-Up Costs (max. $100,000)	1st C of O
$200,000 Middle School Facilities Assessment Study	District Contract
Fair Share Middle School Facilities (~$6.5 M)	To be determined thru Middle School Facilities Assessment Study
Reservation of Middle School Site, if necessary	To be determined thru Middle School Facilities Assessment Study
Fair Share Middle School Bus, if necessary (max. $250,000)	To be determined thru Middle School Facilities Assessment Study
$25,000	Execution of Mitigation Agreement with SPESD
Housing	
100 Public Benefit Housing Units	Throughout Buildout

$6.5 million Contribution to City's Affordable Housing Trust Fund	Each C of O
TOTAL: 298 acres ***$54M contributions & facilities costs*** ***unquantified improvements***	